UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.        )

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VIRTUS INVESTMENT PARTNERS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Pearl Street, Hartford, Connecticut 06103

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Time, Date and Place:	10:30 A.M. EDT, May 16, 2012 at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut.

Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on or about April 3, 2012.

Items of Business:

1.	To elect two Class I directors nominated by our Board of Directors and named in the Proxy Statement, each to hold office for a three-year term expiring at the 2015 annual meeting of shareholders or upon his or her successor being elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.	To consider and transact such other business as may properly come before the 2012 Annual Meeting or any adjournment or postponement thereof.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on March 19, 2012 as the record date for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2012 Annual Meeting or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, certain of our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and 2012 Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.envisionreports.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name).

It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

MARK S. FLYNN

SECRETARY

APRIL 3, 2012

HARTFORD, CONNECTICUT

i

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2012 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”) and at any adjournment or postponement thereof, to be held May 16, 2012 at 10:30 AM EDT at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement and voting instructions, together with our 2012 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April 3, 2012.

Shareholders are invited to attend the 2012 Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April 3, 2012, a Notice of Internet Availability of Proxy Materials is being mailed or delivered electronically to certain of our shareholders, which provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Only holders of record of our Common Stock at the close of business on March 19, 2012 (the “Record Date”) are entitled to vote at the 2012 Annual Meeting or any adjournment or postponement thereof.

As of the Record Date, there were 7,759,041 shares of our Common Stock outstanding and entitled to vote. A list of all shareholders of record entitled to vote at the 2012 Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting at our offices at 100 Pearl Street, Hartford, CT for the ten-day period immediately preceding the meeting. At the 2012 Annual Meeting, our shareholders will be asked to consider and vote upon the following matters:

1.	Election of directors

One of the matters to be considered at the meeting is the election of the two directors recommended for nomination by our Governance Committee and nominated by our Board for the two Class I director seats, each to hold office for a three-year term expiring at the 2015 annual meeting of shareholders or upon his or her successor being elected and qualified, or until his or her earlier resignation, retirement, death, disqualification or removal. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. Each holder of record as of the Record Date will be entitled to one vote for each share of Common Stock held. Votes that are withheld and broker non-votes will have no effect on the election of directors because only votes “FOR” a nominee will be counted.

2.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 requires that a majority of the votes represented at the 2012 Annual Meeting, in person or by proxy and entitled to vote, be voted “FOR” the proposal. Each holder of record as of the Record Date will be entitled to one vote for each share of Common Stock held. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends a vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

How many votes are required to conduct the 2012 Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting (based on the number of votes that are eligible to be cast on any matter at the meeting) will constitute a quorum for the transaction of business at the 2012 Annual Meeting. You will be counted as present at the meeting if you attend the meeting and vote in person or if you vote by proxy via the Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How are votes counted?

A representative from Computershare Investor Services, the Company’s transfer agent, will serve as the inspector of elections for the 2012 Annual Meeting and will tabulate the votes for each proposal.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the 2012 Annual Meeting. Even if you plan to attend the 2012 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	over the Internet at http://www.envisionreports.com/vrts

•	by telephone, toll free at 1-800-652-VOTE (8683); or

•

if you request delivery of a full set of proxy materials, by completing and returning a proxy card which will be mailed to you, along with a postage-paid envelope (or, which may be mailed to you, at the Company’s option, beginning after the tenth day following the mailing of the Notice of Internet Availability of Proxy Materials).

The deadline for voting by Internet or telephone is 11:59 PM, Eastern Time, on Tuesday, May 15, 2012. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “Virtus 401(k) Plan”), the trustee must receive your vote no later than 11:59 PM, Eastern Time, on Monday, May 14, 2012.

Holders of record may vote in person at the 2012 Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Virtus 401(k) Plan in person at the meeting.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy form to act as your proxy holder and vote your shares at the 2012 Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that properly come before the 2012 Annual Meeting.

If you are a participant in the Virtus 401(k) Plan, your proxy represents all shares that you own through such plan, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plan. If you own your shares through the Virtus 401(k) Plan and you do not vote, the Virtus 401(k) Plan trustee will not vote your shares.

Can I change or revoke my proxy?

Yes. You may change or revoke your proxy at any time before it is voted at the meeting. If you are a shareholder of record, you may change or revoke your proxy after submitting your proxy, whether submitted by mail, the Internet or telephone, either by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised, (ii) attending the 2012 Annual Meeting and voting in person, or (iii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy. Your attendance at the meeting will not automatically revoke your proxy; you must vote at the meeting to revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote. Your most current vote, whether by telephone, Internet or proxy card, is the one that will be counted.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because such proposal is considered to be “non-routine.” A broker non-vote is not considered a share entitled to vote, and will have no effect for purposes of determining the approval of the proposals to be acted upon at the 2012 Annual Meeting.

This means that if a brokerage firm holds shares on your behalf, those shares will not be voted on any non-routine proposal presented at the 2012 Annual Meeting, unless you expressly provide voting instructions to that firm. The non-routine proposal that will be presented at the 2012 Annual Meeting is the election of directors. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 is considered a routine proposal on which a bank, broker or other holder of record is empowered to vote on behalf of the beneficial owner even in the absence of specific instructions from the beneficial owner.

In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization.

An abstention is a properly signed proxy card which is marked “ABSTAIN” as to a particular matter in which the option to abstain is available.

Who may attend the meeting?

All shareholders as of the Record Date may attend the 2012 Annual Meeting. To gain admission, registered holders will need a valid picture identification or other proof that you are a shareholder of record of Virtus shares as of the Record Date. If your Virtus shares are held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned Virtus shares on the Record Date will be required for admission. To obtain directions to attend the 2012 Annual Meeting and vote in person, please contact Investor Relations by sending an email to: investor.relations@virtus.com.

Why did my household receive only one Notice of Internet Availability of Proxy Materials or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2, or by mail at Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of this solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse the expense of brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

Where can I find the voting results of the 2012 Annual Meeting?

The preliminary voting results will be announced at the 2012 Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the 2012 Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is responsible for providing effective governance over our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles that outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and directors, director compensation, management succession, and performance evaluations of the Board. More information about our corporate governance is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any substantive amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or our directors on our website. You may request a printed copy of the Code of Conduct by contacting the Corporate Secretary as set forth below under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined by the Board to be independent under NASDAQ Marketplace Rules. In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NASDAQ rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted categorical independence standards which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In February 2012, the Board reviewed director independence and determined that each of Ms. Coffey, Dr. Fleming and Messrs. Baio, Holt, Swan and Treanor meets the criteria for independence as established by the NASDAQ Marketplace Rules and our own categorical independence standards. The Board has also determined that each member of the Audit, Compensation, Governance, and Finance and Investment Committees is independent under NASDAQ standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria required by the SEC for audit committee members and, with respect to each member of the Compensation Committee, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

Board and Committee Membership

Our Board has established the following four standing committees to assist it with its responsibilities:

•	Audit Committee

•	Compensation Committee

•	Governance Committee

•	Finance and Investment Committee

The table below provides current membership for each of the Board committees.

Name	Audit	Compensation	Governance	Finance and Investment
George R. Aylward
James R. Baio	Chair	Member
Diane M. Coffey		Chair	Member
Susan S. Fleming			Chair	Member
Timothy A. Holt	Member			Chair
Hugh M.S. McKee
Edward M. Swan, Jr.	Member			Member
Mark C. Treanor		Member	Member

During 2011, the Board held twelve meetings. Our independent directors meet in regularly scheduled executive sessions, generally at the end of each regular Board meeting. Mr. Treanor, our independent Chairman of the Board, presides at all Board meetings and at executive sessions of the non-management and independent directors.

Directors are expected to attend all Board meetings, the annual meeting of shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. All of our then current directors attended our 2011 Annual Meeting and all of our current directors attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2011.

The Board has adopted written charters for each of the Audit, Compensation, Governance, and Finance and Investment Committees, which set forth the responsibilities, authority and specific duties of each such committee. The charters for each of the committees of our Board are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure

Under our Corporate Governance Principles, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NASDAQ standards and our categorical independence standards. Pursuant to our Corporate Governance Principles, our Board determines the best board leadership structure for our Company, and our Board may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman of the Board and Chief Executive Officer to be separate.

We believe that it is advisable for one of our independent directors to serve as Chairman of the Board of Directors, and the Board has elected Mark C. Treanor as Chairman. We believe that our assembled Board of Directors provides a broad array of experience, expertise and perspective and that it has been beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer and also a director, to lead our Company and its management as chief executive officer. Mr. Treanor and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas, and direction of our Board of Directors and for our Company as a whole.

As part of our annual board self-evaluation process, we evaluate how our Board of Directors functions and how our Board structure functions, to ensure that the Board continues to provide an optimal structure for our Company and our shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times. We believe our current leadership structure, with Mr. Aylward serving as our Chief Executive Officer and Mr. Treanor serving as Chairman of the Board of Directors, is the optimal structure for our Company at this time.

Audit Committee

The Audit Committee currently consists of Messrs. Baio (Chair), Holt and Swan. The Board has determined that Messrs. Baio and Holt each qualify as an “audit committee financial expert” as defined under SEC rules.

During 2011, the Audit Committee held five meetings. The primary purposes of the Audit Committee are: (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent registered public accounting firm, including review of the independent registered public accounting firm’s qualifications and independence; and (ii) to assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of the Company’s financial statements and financial reporting process; the Company’s systems of internal accounting and financial controls; the annual independent audit of the consolidated financial statements of the Company and its subsidiaries; the Company’s internal auditing and accounting processes; and the Company’s legal and regulatory compliance and ethics programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Coffey (Chair) and Messrs. Baio and Treanor. During 2011, the Compensation Committee held ten meetings. The primary purposes of the Compensation Committee are to: (i) achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies; and (ii) to define and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy, objectives and policies by linking compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

The Role of the Compensation Committee

The Compensation Committee provides assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring our executives are compensated in accordance with the Company’s compensation philosophy and objectives. The Committee is specifically charged with:

•	Reviewing and approving Company performance goals and objectives for annual and long-term incentive plans;

•	Recommending the compensation levels of our CEO to the Board of Directors;

•	Reviewing and approving non-CEO executive compensation;

•	The administration of equity-based compensation; and

•	Retaining compensation consultants and legal counsel as appropriate.

The Compensation Committee reviews and approves any changes to executive base salary and sets annual and long-term incentive compensation opportunities for our executive officers. The Committee reviews performance against pre-established performance goals and objectives for the incentive plan under which our executive officers, including our Chief Executive Officer, are compensated. The Committee recommends incentive compensation awards for our Chief Executive Officer to the independent members of the Board for approval and, with the assistance of our Chief Executive Officer, reviews and approves the incentive compensation awards for the Company’s executive officers. The Committee also reviews and approves the granting of stock options and other equity-based compensation to our executive officers, including our Chief Executive Officer, and to other employees of the Company and its subsidiaries.

For a further discussion of the processes and procedures of the Compensation Committee, including the roles of compensation consultants and executive officers in the determination or recommendation of executive and director compensation, see the disclosure under the headings “Compensation Discussion and Analysis” and “Director Compensation” elsewhere in this Proxy Statement.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive compensation programs, the Compensation Committee, in conjunction with Company management, considers how current compensation policies and practices, including incentive opportunities, affect the Company’s risk profile. The Compensation Committee evaluates the Company’s compensation policies to determine whether they are designed to:

•	Attract and retain high caliber leadership;

•	Align our executives’ interests with those of our shareholders; and

•	Encourage an appropriate level of risk-taking while not creating incentives that are reasonably likely to pose material risk to the Company.

The Company reviews industry comparative compensation data to ensure we are competitive in both attracting and retaining our executives. Additionally, equity-based awards are generally subject to three-year cliff vesting. We believe our compensation structure is appropriately designed to retain high caliber leadership.

The compensation programs are designed to minimize excessive risk taking. The base salary component of our compensation is aligned to market which does not, we believe, create additional risk. The current incentive awards have the following risk limiting characteristics:

•	Awards are made based on a review of a variety of performance indicators, diversifying the risk associated with any single indicator of performance;

•

For executives, a significant portion of variable pay is delivered in the form of restricted stock units granted under our equity-based, long-term incentive plan using a one-year measurement period and three-year cliff vesting, which aligns the interests of our executives with the interests of our shareholders;

•	Plan-based awards to our executives are limited to a maximum payout as defined by the terms of our annual and long-term incentive plans; and

•	After reviewing Company performance results, the Compensation Committee, in its discretion, approves compensation awards for our executives.

In 2011, the Committee engaged its compensation consultant, Mercer, to assist it in assessing the compensation incentive risk for the Company. Mercer conducted a full review of the Company’s incentive plans and presented its findings and its recommendations to the Compensation Committee. The objective of the process was to identify potential areas for improved risk mitigation within the incentive compensation programs. In general, Mercer determined that Virtus’ incentive plans have an appropriate balance between performance incentives and risk mitigation. The suggestions from the review, which were primarily related to documentation and disclosure, were addressed by management.

We believe our compensation policies and practices align compensation with the interests of our shareholders, encourage and reward sound business judgment and appropriate risk-taking over the long-term, foster key personnel retention, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Governance Committee

The Governance Committee currently consists of Dr. Fleming (Chair), Ms. Coffey and Mr. Treanor. During 2011, the Governance Committee held four meetings. The primary purposes of the Governance Committee are: (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company and the Company’s relationships with the community at large; (ii) to identify individuals qualified to become Board members and to recommend that the Board select director nominees for the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company and to review at least annually and recommend any changes to such principles; and (iv) to assist management with respect to succession planning of the Company’s executives.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for the Recruitment of Directors, which have been adopted by the Board and which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds, and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings, and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

The Governance Committee will look to its members and to other directors for recommendations for new directors (subject to the right of BMO Financial Corp. to nominate one director to the Board so long as it owns at least 10% of our outstanding Common Stock). It may also retain a search firm and will consider individuals recommended by shareholders. Shareholders must submit their recommendations as outlined below under the heading “Shareholder and Interested Party Communications.” If a vacancy on our Board exists or is anticipated, the Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant. In connection with the conversion of our Series B convertible preferred stock (“Series B”) into Common Stock, as described below under the heading “Transactions with Related Persons,” Ross Kappele resigned as our Series B Director effective October 31, 2011, and the number of directors comprising our Board was reduced from nine to eight.

Following its evaluation of all proposed nominees and consultation with our Chief Executive Officer, the Governance Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election.

Board Diversity

The Board has adopted guidelines for the recruitment of directors that include factors to consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole seek to identify those individuals whose professional achievement, breadth of experience, and commitment to excellence and integrity best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. To this end, when recruiting and assessing potential director candidates, the Governance Committee and the Board will consider, among other factors, the candidates’ diversity of professional experience and personal diversity. With respect to diversity of professional experience, the Governance Committee and the Board seek candidates that have depth of experience in a variety of professional backgrounds. In terms of personal diversity, the Governance Committee and Board seek candidates who will increase the diversity of the Board in all respects and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

The Governance Committee and the Board recognize that individual candidates have unique strengths and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective of the Board.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole review the overall functioning of the Board including diversity of experience, expertise and perspective.

Finance and Investment Committee

The Finance and Investment Committee currently consists of Messrs. Holt (Chair) and Swan and Dr. Fleming. During 2011, the Finance and Investment Committee held four meetings. The primary purposes of the Finance and Investment Committee are to assist the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s policies, practices, and procedures relating to risks and risk management; (ii) the Company’s financial, investment and capital management policies; and (iii) any mergers, acquisitions and divestitures by the Company and its affiliates.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of, and during 2011 consisted of, Ms. Coffey (Chair) and Messrs. Baio and Treanor. None of the directors serving on the Compensation Committee were at any time during 2011, or at any other time, officers or employees of the Company. None of our executive officers serves as a member of compensation committees of any entities that have one or more of their executive officers serving on our Board of Directors.

Risk Management Oversight

The Finance and Investment Committee of our Board of Directors is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. Pursuant to its charter, the Finance and Investment Committee is charged with periodically reviewing the Company’s risk management philosophy and its policies, practices, and procedures regarding risk assessment and risk management. The Finance and Investment Committee periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. The Finance and Investment Committee also receives and reviews reports on selected risk topics as the Committee or management deem appropriate.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit, and disclosure control matters, and reviews and discusses with management, our internal auditor, our outside independent registered public accounting firm, and legal counsel, financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

The Finance and Investment Committee, the Audit Committee and management each regularly report to the full Board of Directors on these risk management matters.

Although the Finance and Investment Committee, the Audit Committee, and the Board of Directors oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters.

Both our Board of Directors and our Compensation Committee actively review and discuss with management our annual and longer-term compensation incentive programs. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based. In addition, our Governance Committee oversees and advises management on succession planning risks related to our senior management team.

We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board of Directors and its Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on, and consideration of, our risk management processes and systems.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board of Directors has adopted a written policy for the review and the approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC, which may be proposed after the adoption date of the policy. A “related person transaction” generally means a transaction in which the Company was, is, or will be a participant, and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction) and in which a related person has or will have a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including, to the extent applicable, the related person’s relationship to the Company, his or her interest in the transaction, and the material facts and terms of the transaction. No related person may participate in the review of a transaction in which he or she may have an interest.

Transactions with Related Persons

Conversion of Series B Preferred Stock

On October 31, 2008 and December 31, 2008, the Company issued a total of 45,000 shares of Series B convertible preferred stock (“Series B”) for net proceeds of $35.0 million to a wholly-owned U.S. subsidiary of the Bank of Montreal (the Bank of Montreal and its subsidiaries are together referred to as “BMO”), pursuant to an Investment and Contribution Agreement dated October 30, 2008 (the “Investment Agreement”). On August 6, 2010, the Company converted 9,783 shares of the Series B held by BMO and preferred stock dividends that had been accrued but not yet declared, into 378,446 shares of our Common Stock, pursuant to a call option in the Investment Agreement. On October 27, 2011, the Company entered into an agreement with BMO to convert the remaining 35,217 shares of Series B into 1,349,300 shares of Common Stock (the “Conversion Agreement”). The Series B was converted to Common Stock on January 6, 2012. Following the conversion, BMO owns approximately 22.4% of our Common Stock.

Dividends — Under the Certificate of Designations applicable to the Series B, holders of the Series B were entitled to receive quarterly dividends, when and if such dividends were declared by the Board, at a rate of 8.0% per annum of the stated value of the Series B then in effect. Dividends of $0.7 million were paid to BMO in respect of the Series B in each of March 2011, June 2011 and September 2011. In accordance with the terms of the Conversion Agreement, we made a special dividend payment to BMO on October 31, 2011 in the amount of $8.1 million which included $0.9 million in accrued but unpaid dividends.

Directors — Pursuant to the Investment Agreement, BMO has the right to designate a director who will stand as one of the Company’s nominees for election by the holders of the Common Stock so long as it beneficially owns at least 10% of our Common Stock. Hugh M.S. McKee currently serves as the director designated by BMO.

Voting — BMO has agreed that to the extent its holdings of Common Stock exceed 24% of our outstanding Common Stock solely by reason of the repurchase or redemption of Common Stock by the Company, the excess shares will be subject to an irrevocable proxy in favor of the Company to be voted in the same proportion as the votes cast by all shareholders other than BMO.

Sub-Advisory Relationships

Certain affiliates of BMO have been appointed as sub-advisors to certain Virtus mutual funds. Sub-advisory fees, which are netted against investment management fees in our Consolidated Statements of Operations, and distribution and administration fee expenses paid or payable to BMO related to such funds for the year ended December 31, 2011, were $3.0 million (comprised of $2.9 million in sub-advisory fees and $0.1 million in distribution and administration expenses). The Company may, from time to time, enter into additional sub-advisory or similar relationships with BMO’s subsidiaries and affiliates.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2013 Annual Meeting of Shareholders. To be included in the proxy statement, notice of meeting and proxy relating to the 2013 Annual Meeting of Shareholders, proposals must be received by our Corporate Secretary not later than December 4, 2012, and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (including the minimum share ownership requirements under that rule).

Pursuant to our by-laws, in order for any business not included in the proxy statement to be brought before the 2013 Annual Meeting of Shareholders by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our office located at 100 Pearl Street, Hartford, CT 06103, no earlier than January 18, 2013 (75 days prior to April 3, 2013, the first anniversary of the date that we first mailed or made available our proxy materials for this year’s annual meeting) and no later than February 17, 2013 (45 days prior to April 3, 2013). In the event that our 2013 Annual Meeting of Shareholders is held more than 30 days before or more than 30 days after the anniversary of this year’s meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice submitted by a shareholder must contain the information required by our by-laws. Similarly, a shareholder wishing to submit a director nomination directly at the 2013 Annual Meeting of Shareholders must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our by-laws relating to shareholder nominations.

Shareholder and Interested Party Communications

Our Board of Directors is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our non-management or independent directors as a group, or with any specific director(s) has a convenient means of doing so. Anyone who wishes to communicate with the Board, a Committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate, or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

100 Pearl Street

Hartford, CT 06103

The Office of the Corporate Secretary will forward your correspondence to its intended addressee promptly after receipt. Where appropriate, your correspondence will also be reviewed by the General Counsel and/or the Chief Compliance Officer.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of our knowledge, the beneficial ownership of our Common Stock, our only outstanding class of voting securities, as of February 29, 2012, by (i) such persons known to the Company to own beneficially more than five percent (5%) of the Company’s Common Stock, (ii) each of our current directors, (iii) the persons named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual within 60 days of February 29, 2012 pursuant to the exercise of options or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in the footnotes to the tables, we believe that each beneficial owner listed has sole voting and investment power with regard to the shares beneficially owned by such person. Percentage of ownership is based on 7,710,710 shares of Common Stock outstanding on February 29, 2012. Attached to each share of Common Stock is a preferred share purchase right to acquire one one-thousandth of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share, which preferred share purchase rights are not presently exercisable.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner & Address	Number of Shares Beneficially Owned		Percent
BMO Financial Corp. 111 W. Monroe Street Chicago, IL 60603	1,727,746	(1)	22.4%

Sonoma Capital, LP Sonoma Capital, LLC Sonoma Capital Management, LLC	745,510	(2)	9.7%
Jeffrey Thorp Roth IRA, HSBC Bank USA, N.A. as Custodian Jeffrey Thorp 805 Third Avenue, 16th Floor New York, NY 10022

(1)	Based on a Schedule 13D/A jointly filed with the SEC on January 19, 2012 by the Bank of Montreal (“BMO”) and BMO Financial Corp. (“BFC” and together with BMO, the “BMO Group”), the amount reflected represents (i) 378,446 shares of Common Stock (acquired as a result of the conversion of 9,783 shares of Series B Preferred Stock in August 2010) over which the BMO Group has sole investment and voting power; and (ii) 1,349,300 shares of Common Stock (acquired as a result of the conversion of 35,217 shares of Series B Preferred Stock in January 2012) over which the BMO Group has sole investment and voting power.

(2)	Based on a Schedule 13G/A jointly filed with the SEC on January 13, 2012 by Sonoma Capital, LP, Sonoma Capital, LLC, Sonoma Capital Management, LLC (“Sonoma Capital Management”), Jeffrey Thorp Roth IRA, HSBC Bank USA, N.A. as Custodian (the “HSBC IRA”), and Jeffrey Thorp. The filing discloses that as of January 10, 2012, Sonoma Capital, LP and Sonoma Capital, LLC (as general partner of Sonoma Capital, LP) and Sonoma Capital Management (as the investment manager of Sonoma Capital, LP) have shared voting and investment power with respect to 372,755 shares of Common Stock; the HSBC IRA has shared voting and investment power with respect to 372,755 shares of Common Stock; and Mr. Thorp (as the managing member of Sonoma Capital, LLC and Sonoma Capital Management and as the controlling person of the HSBC IRA) may be deemed to have shared voting and investment power over the shares of Common Stock held by these entities.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
George R. Aylward	160,125	(1)	2.0%
James R. Baio	10,969		*
Diane M. Coffey	9,746		*
Susan S. Fleming	10,935		*
Timothy A. Holt	19,952		*
Hugh M.S. McKee	—		*
Edward M. Swan, Jr.	11,643		*
Mark C. Treanor	19,367		*
Michael A. Angerthal	47,740	(2)	*
W. Patrick Bradley	12,063	(3)	*
Jeffrey T. Cerutti	—		*
Mark S. Flynn	—		*
Mardelle Peña	820		*
Francis G. Waltman	28,952	(4)	*

All directors and executive officers as a group (14 persons)	332,312	(5)	4.2%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and 23,120 shares of Common Stock underlying options and 55,936 RSUs that Mr. Aylward has the right to acquire as of, or within 60 days of, February 29, 2012.

(2)	Includes 15,867 shares of Common Stock underlying options and 29,873 RSUs that Mr. Angerthal has the right to acquire as of, or within 60 days of, February 29, 2012.

(3)	Includes 3,853 shares of Common Stock underlying options and 7,804 RSUs that Mr. Bradley has the right to acquire as of, or within 60 days of, February 29, 2012.

(4)	Includes 109 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and 7,933 shares of Common Stock underlying options and 18,985 RSUs that Mr. Waltman has the right to acquire as of, or within 60 days of, February 29, 2012.

(5)	See footnotes (1) through (4).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of their initial holdings of Virtus securities and any subsequent transactions in Virtus securities with the SEC. Based on our review of the copies of such records and on information provided by our directors and our executive officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2011.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has eight members. Our certificate of incorporation provides for our Board to be divided into three classes for purposes of election, with three-year terms of office ending in successive years. At each annual meeting of shareholders, a class of directors will be elected for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Our Class I directors have a term expiring at the 2012 Annual Meeting.

Each of Ms. Coffey, Dr. Fleming and Messrs. Baio, Holt, Swan and Treanor became directors of the Company following our spin-off from our former parent company on January 1, 2009 and were identified prior to the spin-off with the assistance of an external director search firm and in consultation with our former parent. Mr. Aylward has been a director of the Company since October 2008. He has also served as a director of various of the Company’s affiliates since 2005.

Mr. McKee (who has been a director since January 2010) was identified by a predecessor to BMO Financial Corp. (“BFC”), who is the holder of approximately 22.4% of our Common Stock. Under the terms of the Investment Agreement, for so long as BFC owns at least 10% of our Common Stock, BFC has the right to designate a director (the “Investor Designate”) who will stand as one of the Company’s nominees for election by the holders of the Common Stock. Mr. McKee currently serves as the Investor Designate.

Under our Corporate Governance Principles, directors who reach age 72 during their term in office are to retire from the Board at the annual meeting of shareholders next following their 72nd birthday, and are not eligible for re-election to the Board.

Board Nominees

The Governance Committee recommended and nominated, and the Board approved, Diane M. Coffey and Timothy A. Holt as our Class I nominees for election to the Board by the shareholders. If elected by the shareholders, Ms. Coffey and Mr. Holt will hold office for a three-year term expiring at the 2015 annual meeting of shareholders and upon his or her successor being elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal. Each of Ms. Coffey and Mr. Holt are currently Board members and each nominee has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted, by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. Unless you specify otherwise on your proxy from the Company, the persons named in such proxy intend to vote for the election of Ms. Coffey and Mr. Holt to serve as directors.

The Board recommends that shareholders vote “FOR” the election of its two director nominees as Class I directors of Virtus: Diane M. Coffey and Timothy A. Holt

Listed below are the names of our eight board members, including the Board’s nominees to the Class I director seats, and the incumbent directors who will be continuing in office following the 2012 Annual Meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees to Class I

DIANE M. COFFEY (70), Class I. Since 2000, Ms. Coffey has been a Managing Director and partner of Peter J. Solomon Company, Ltd., an independent investment banking firm specializing in mergers, acquisitions, financings and restructurings. From 1996 to 2000, she served as the firm’s Chief Administrative Officer. From 1990 to 1996, she held various positions with The Dreyfus Corporation. She was Vice President, Corporate Communications from 1994 to 1996, Director of Corporate Communications from 1991 to 1994, and Portfolio Manager for the Dreyfus Third Century Fund from 1990 to 1996. She also worked in Government and Community Affairs and Internal Communications from 1990 to 1996 and as assistant to the Chairman from 1990 to 1994. Ms. Coffey brings to our Board substantial expertise and experience in the areas of corporate finance, compliance, capital markets, human resources and strategic planning. Ms. Coffey’s experience in overseeing the business affairs of large organizations positions her well to serve as Chairperson of our Compensation Committee.

TIMOTHY A. HOLT (59), Class I. Mr. Holt held various senior management positions with Aetna, Inc. until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. Mr. Holt served as a consultant to Aetna during 2008 and 2009. Mr. Holt has served as a director of MGIC Investment Corporation since January 2012. With his broad management, financial and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt received his M.B.A. from the Tuck School of Business at Dartmouth and he has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States. Mr. Holt’s extensive management and investment experience positions him well to serve as Chairman of our Finance and Investment Committee.

Other Current Members of the Board

GEORGE R. AYLWARD (47), Class III. Mr. Aylward is President and Chief Executive Officer and has held those positions since January 1, 2009, when the Company became an independent public company. He has served as President of the Company since November 6, 2006. Mr. Aylward joined Phoenix Investment Partners, Inc. (“PXP”), the majority owned asset management subsidiary of The Phoenix Companies, Inc. (“PNX”) and predecessor to the Company, in 1996. Mr. Aylward also served as President, Asset Management, and Senior Executive Vice President of PNX from February 2007 to December 31, 2008 and as Executive Vice President, Asset Management of PNX from November 6, 2006 to February 2007. Mr. Aylward also served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to the Chairman, President and Chief Executive Officer of PNX from 2002 through 2004. Mr. Aylward also served in several senior financial positions at PXP prior to 2002. Since 2006, Mr. Aylward has served as President and Trustee of the Virtus Mutual Funds, having been Executive Vice President from 2004 to 2006, and as Chairman, President and CEO of the Zweig Fund, Inc. and the Zweig Total Return Fund, Inc., two affiliated closed-end funds. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge regarding the asset management and financial services industry, and superior skills as our Chief Executive Officer.

JAMES R. BAIO (58), Class II. Mr. Baio was Chief Financial Officer and Executive Vice President of Capmark Financial Group, Inc., a private equity portfolio company engaged in global real estate finance, from 2006 until his retirement in 2007. Prior to that time, from 1989 to 2006, he held various positions at Franklin Resources, Inc., a publicly-traded global investment management organization known as Franklin Templeton Investments. He served as Chief Financial Officer, Treasurer and Executive Vice President from 2003 to 2006, Chief Administrative Officer from 2000 to 2003, Senior Vice President and Treasurer, Templeton Mutual Funds and

Mutual Series Mutual Funds from 1994 to 2000 and Senior Vice President and Risk Manager from 1989 to 1994. Prior to that, he was Senior Manager, Audit and Tax at Ernst & Young, a professional services organization, from 1977 to 1989. Mr. Baio is licensed as a certified public accountant (inactive since 2008). Mr. Baio brings to our Board substantial experience in financial and accounting matters concerning asset management organizations and overall familiarity with the investment management industry. Furthermore, Mr. Baio’s extensive financial, accounting and auditing experience positions him well to serve as Chairman of our Audit Committee.

SUSAN S. FLEMING (42), Class II. Dr. Fleming is currently a consultant, executive educator and Senior Lecturer in management, finance and entrepreneurship at Cornell University. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. Dr. Fleming has served as a director of Endurance Specialty Holdings, Ltd. since May 2011 and in the past has served as a director of Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003, PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006, and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, consulting and education, Dr. Fleming brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Fleming’s experience in corporate governance and organizational leadership also positions her well to serve as Chairperson of our Governance Committee.

HUGH M.S. MCKEE (45), Class II and Investor Designate. Since January 2010, Mr. McKee has served as Co-President and Chief Operating Officer of BMO Investments Inc., a subsidiary of the Bank of Montreal. From 2007 to 2010, Mr. McKee served as Vice President, Strategic Initiatives for Bank of Montreal, together with its subsidiaries, which is known as BMO Financial Group, a highly diversified North American financial services organization. In this role, Mr. McKee was actively involved in addressing a broad range of strategic issues at the enterprise level, as well as those in BMO’s wealth and capital markets businesses. Prior to joining BMO, from 1998 to 2007 Mr. McKee was a Global Account Manager for Monitor Group, a management consulting firm, where he was a core member of the financial services practice. He has worked with a wide range of U.S., Canadian and European financial services clients including those in the wealth management, banking, asset management and insurance industries. Mr. McKee holds an Honors BA in Economics from Queen’s University and an MBA from the Richard Ivey School of Business, University of Western Ontario. Mr. McKee currently serves on the board of directors of BMO Investments Inc. and BMO Global Tax Advantage Funds Inc., each of which is ultimately owned by the Bank of Montreal. He is also a board member for the Hincks-Dellcrest Centre, a non-profit organization focused on children’s mental health issues. Mr. McKee has significant managerial experience and brings to our Board a depth of knowledge regarding the financial services and asset management industry, and significant strategic planning experience.

EDWARD M. SWAN, JR. (70), Class III. Mr. Swan served as President of FIS Group, an asset management firm, from 2002 until his retirement in 2007. Prior to that, he taught investment management courses at Florida A&M University’s Graduate School of Business and Industry from 2000 to 2002. He also served as Managing Director of MFS Asset Management from 1997 to 2000, Vice President of UBS Asset Management from 1996 to 1997 and Managing Director of Mitchell Hutchins Asset Management from 1988 to 1996. In addition, he was Senior Vice President of WR Lazard & Co., a municipal bond underwriter and investment manager, from 1985 to 1988, Senior Vice President of Franklin Management Co., an investment manager, from 1984 to 1985, and Senior Investment Analyst at Prudential Insurance Co., a life insurance company, from 1975 to 1984. Mr. Swan earned a CFA designation in 1981 and holds an MBA from The Wharton School of the University of Pennsylvania. Mr. Swan brings to our Board demonstrated management ability, asset management sales and marketing expertise, an understanding of financial and operational issues facing financial and investment services organizations, and extensive knowledge of the asset management industry.

MARK C. TREANOR (65), Class III. Mr. Treanor has served as Senior Partner at the law firm of Treanor Pope & Hughes, which he founded, since 2009. He also serves as an executive leadership coach. Previously, he served as Senior Executive Vice President, General Counsel and Secretary of Wachovia Corporation, a bank holding company, from 2001 to August 2008, with responsibilities for legal, regulatory, corporate governance and government relations activities for all domestic and international businesses, including Evergreen Investments, Wachovia’s asset management division which provided mutual funds, institutional portfolios, alternative investments and separately managed accounts to institutional and individual investors, and was a member of Wachovia’s Senior Risk Committee and its Operating Committee, which was responsible for overall management of Wachovia, and was Chairman of its Ethics Committee. Previously, from 1999 until 2001, he held similar responsibilities as Executive Vice President, General Counsel and Secretary of First Union Corporation, Wachovia’s predecessor which he joined in 1998 after serving as President and Senior Partner at Treanor Pope & Hughes. Mr. Treanor served as a director of Wachovia Bank N.A. from 2001 to June 2008. Mr. Treanor has served as Chairman of the Advisory Committee to the Export-Import Bank of the United States and has served on the boards of numerous educational and charitable organizations, including the National Defense University, the United States Naval Academy (Vice-Chair), the University of Maryland School of Law, the National Defense University Foundation (Chair), the U.S. Chamber of Commerce Institute for Legal Reform, and the Board of Advisors to the University of North Carolina School of Law Center for Banking and Finance. A former Marine Corps captain and graduate of the U.S. Naval Academy, Mr. Treanor holds a Juris Doctor degree (with honors) from the University of Maryland School of Law where he was a member of the Law Review and Order of the Coif. With his experience at Wachovia Corporation, First Union Corporation and Treanor Pope & Hughes, and on numerous boards, Mr. Treanor brings to our Board management and leadership ability and extensive knowledge of a wide array of financial, legal and operational issues facing public company financial organizations, including corporate governance, legal and regulatory compliance, leadership development and succession planning, risk assessment, mergers and acquisitions, and strategic planning. Mr. Treanor’s extensive management and leadership experience with large organizations positions him well to serve as the Chairman of our Board.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2012. PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal year ended December 31, 2011 and performed other services as described under “Fees Paid to Independent Registered Public Accounting Firm” below.

We are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2012 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

A majority of the votes represented at the 2012 Annual Meeting, in person or by proxy and entitled to vote, is required to ratify the appointment of PricewaterhouseCoopers LLP. Unless you specify otherwise on your proxy from the Company, the persons named in such proxy intend to vote for the ratification of the appointment of PricewaterhouseCoopers LLP.

The Board recommends that our shareholders vote “FOR” the ratification of the appointment of

PricewaterhouseCoopers LLP

as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012

Fees Paid to Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2011 and December 31, 2010.

	2011	2010
Audit Fees (1)	$670,000	$728,000
Audit-Related Fees (2)	$103,800	$109,500
Tax Fees	—	—
All Other Fees (3)	$1,500	1,500

Total Fees	$775,300	$839,000

(1)	“Audit Fees” include the audit of the Company’s consolidated financial statements included in our Forms 10-K and reviews of our quarterly financial statements.

(2)	“Audit-Related Fees” include stand-alone audits of certain subsidiary operations of the Company.

(3)	“All Other Fees” includes software licensing fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by PricewaterhouseCoopers LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by PricewaterhouseCoopers LLP during 2011 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” Each of the members of the Audit Committee is independent as defined under the NASDAQ listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and PwC.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2011 with management and with PwC.

The Audit Committee has discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, “Communications with Audit Committees”). The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully Submitted:

AUDIT COMMITTEE

James R. Baio (Chair)

Timothy A. Holt

Edward M. Swan, Jr.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of February 29, 2012:

Name	Age	Position
George R. Aylward	47	President, Chief Executive Officer and Director
Michael A. Angerthal	44	Executive Vice President, Chief Financial Officer and Treasurer
W. Patrick Bradley	40	Senior Vice President, Fund Services
Jeffrey T. Cerutti	44	Executive Vice President, Head of Retail Distribution
Mark S. Flynn	57	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Mardelle Peña	59	Senior Vice President, Human Resources
Francis G. Waltman	49	Executive Vice President, Head of Product Management

As Mr. Aylward also serves as a director of the Company, his information is presented above in this Proxy Statement under the heading “Item 1 – Election of Directors – Other Current Members of the Board.”

Mr. Angerthal is Executive Vice President, Chief Financial Officer and Treasurer. Mr. Angerthal also serves as our principal accounting officer. Mr. Angerthal joined the Company in 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a commercial real estate specialty finance company, from 2005 to 2008. Prior to that, he held several positions with GE Corporation, a diversified technology, media and financial services company, from 1996 to 2005. From 2002 to 2005, he served as Manager, Financial Planning & Analysis of GE Real Estate; from 1999 to 2002, he served as Staff Analyst, Investor Relations of GE Capital Corp.; and from 1996 to 1999, he served as Director, Finance of NBC. Prior to GE, he was a manager of business assurance in the audit practice of Coopers & Lybrand in New York.

Mr. Bradley is Senior Vice President, Fund Services. He serves as the Chief Financial Officer and Treasurer of the Virtus Mutual Funds and manages all operational and financial matters for the fund family. He is also Chief Financial Officer and Treasurer of the Virtus Variable Insurance Trust, Virtus Global Multi-Sector Income Fund, Virtus Total Return Fund and the Zweig Funds. His responsibilities include customer service, transfer agency, accounting, tax, custody, registration, treasury, lending, and financial reporting, and he chairs our Valuation Committees. Prior to joining Virtus Investment Partners in 2004, Mr. Bradley was an assurance and advisory senior manager with Deloitte in both the United States and Australia where he primarily consulted and serviced Fortune 500 companies and a top-tier private equity firm. Mr. Bradley earned a bachelor’s degree in accounting from the University of Connecticut where he graduated as a New England Scholar. He is also a Certified Public Accountant.

Mr. Cerutti is Executive Vice President, Retail Distribution. Mr. Cerutti, who has more than 20 years of experience in the investment management industry, joined the Company in 2010 from UBS Global Asset Management where he led the distribution efforts of their mutual funds, separately managed accounts and alternative investments within various retail channels as managing director and head of third party sales. He joined UBS in 2001. He previously worked at the Company, then known as Phoenix Investment Partners, Inc. (“PXP”), as national sales manager for the financial planners channel from 1999 to 2001, following four years as national sales manager at Zweig Mutual Funds, which was acquired by the Company in 1999. He began his career in the investment management industry in sales with Gabelli Mutual Funds.

Mr. Flynn has served as Executive Vice President, General Counsel, Chief Compliance Officer and Secretary since February 2011. Prior to joining the Company, Mr. Flynn had served as Chief Legal Officer and Corporate Secretary for iBasis, Inc., an international wholesale telecom carrier, from 2007 until 2011. From 2001 to 2006 he served as Vice President, General Counsel and Secretary for Imagistics International Inc., which marketed, sold and serviced document imaging equipment. Earlier, Mr. Flynn was a partner in the Business Practice Group of Wiggin & Dana, LLP, where he focused on business transactions and general corporate representation. He has also served in senior legal counsel positions at public and private companies in the chemicals and health care industries, including as senior deputy general counsel of Olin Corp., a diversified chemicals and materials company. Mr. Flynn holds a Juris Doctor from Fordham University School of Law and is a member of the American Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals, and the National Association of Corporate Directors.

Ms. Peña is Senior Vice President, Human Resources at Virtus Investment Partners, Inc. She is responsible for developing human resources strategy and implementing critical policies, processes and programs in areas such as talent and performance management, training and development, diversity, and compensation and benefit plans. She also supports the activities of the Compensation Committee of the Board of Directors, and is a member of the Company’s senior management team. Ms. Peña joined Virtus in 2010 from The Hartford Financial Services Group (“The Hartford”), where she was Vice President of Human Resources supporting the property and casualty insurance business segments. Prior to joining The Hartford in 2001, she was Senior Vice President and Chief Human Resources officer at ADVO, a direct marketing company. Ms. Peña graduated from the University of Houston with a B.A. in industrial psychology and personnel management, and later earned a master’s degree in human resources management from Houston Baptist University.

Mr. Waltman is Executive Vice President, Product Management, and has had the same role at the Company since July 28, 2008. From January 2008 to July 2008, Mr. Waltman was Vice President, Head of Investment Product at Prudential Retirement, a business unit of Prudential Financial, Inc., a financial services provider. Prior to that, he held several positions at the Company, then known as PXP, including Senior Vice President, Product Development and Management, from February 2006 to December 2007, Vice President, Product Development and Management, from January 2005 to February 2006, Chief Administrative Officer from August 2003 to December 2004, and Second Vice President from October 2002 to August 2003. Mr. Waltman first joined the Company in August 1990. Mr. Waltman currently serves as Senior Vice President for numerous trusts and mutual funds sponsored by the Company.

Compensation Discussion and Analysis

Executive Summary

Virtus is committed to creating and maintaining a company that is growing, profitable, and delivers sustainable value for our shareholders. We focus on specific company performance measures that are intended to create long-term shareholder value: sales and net flows; operating income, as adjusted, which is our primary non-GAAP measure of profitability; and investment performance of our managed assets. Our executive compensation program reinforces the importance of building long-term value and rewards executives for achievement of these goals.

In 2011, the Company delivered on its most important business goals, including the performance measures listed above, and continued the momentum that began when we became an independent public company on January 1, 2009.

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Sales and Net Flows – Total sales of $11.2 billion increased 93 percent from $5.8 billion in 2010, representing a sales rate (total sales divided by beginning assets under management) of 38 percent. Positive net flows for all products were $5.2 billion compared with $1.5 billion in 2010, representing an organic growth rate of 18 percent. The primary driver of total sales and net flows was long-term open-end mutual funds, which had sales of $9.5 billion in 2011, an increase of 109 percent from 2010 sales of $4.5 billion, and positive net flows of $5.1 billion, a three-fold increase when compared with $1.7 billion in 2010. The Company achieved an organic growth rate of 43 percent for its long-term open-end mutual funds during 2011, which was significantly higher than the rate for many companies that, like us, sell through financial intermediaries.

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Profitability – Operating income, as adjusted, is the principal non-GAAP performance measure that we use to assess the profitability of the Company. Management reviews operating income, as adjusted, and operating margin, as adjusted, to assist in evaluating the ongoing earnings potential of the business. These non-GAAP measures net distribution and administration expenses against the related revenue and also exclude certain other cash and non-cash items. In 2011, operating income, as adjusted, more than doubled to $43.7 million from $21.7 million in 2010. Operating income, the comparable GAAP performance measure, was $13.9 million in 2011 compared with $9.3 million in 2010. Operating margin, as adjusted, rose to 28 percent from 20 percent in 2010, and the operating margin increased to 7 percent from 6 percent in 2010.[1]

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Investment Performance – At the end of 2011, 18 of the Company’s Morningstar-rated mutual funds, representing 85 percent of all fund assets, had 5 or 4 stars and 96 percent of all fund assets were in 5-, 4-, or 3-star funds. For the 1-, 3-, and 5-year periods, 47 percent, 66 percent and 82 percent, respectively, of long-term mutual fund assets were in the top third of their Lipper peer groups. Four of the Company’s funds ended the year as the number one fund in their Lipper peer group categories for one-year investment performance, and the Barron’s/Lipper annual ranking of the Best Fund Families recognized the Company as having the best one-year performance for funds in the World Equities Category among leading mutual fund companies. Past performance is not a guarantee of future results.[2]

The Company completed several important initiatives during the year that contributed to our ongoing profitability and growth, including:

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Internalization of the Newfleet Multi-Sector Fixed Income Strategies team, which manages more than $5 billion of the Company’s mutual fund assets. In addition to providing immediate financial benefits, the internalization provides opportunities for future growth.

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The successful launch of the Duff & Phelps Global Utility Income closed-end fund managed by Duff & Phelps Investment Management. The fund raised $735 million in assets in one of the most successful closed-end fund IPOs in the last three years.

•	The adoption of DCA Total Return, a multi-asset-class closed-end fund with $111 million of assets, co-managed by Duff & Phelps Investment Management and the Newfleet Multi-Sector team.

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The introduction of three new mutual funds, the Virtus Global Commodities Stock Fund (Class A:VGCAX), the Virtus Allocator Premium AlphaSector™ (Class A:VAAAX) and the Virtus Global Premium AlphaSector™ (Class A:VGPAX) funds.

In addition, we reached an agreement with BMO to convert our 8% Series B Preferred Stock to Common Stock, which was completed in early 2012. The conversion eliminated our most expensive source of capital, simplified our capital structure, and eliminated certain rights associated with the preferred stock.

The financial markets recognized the Company’s achievements and successful initiatives as demonstrated by the Company’s stock having had the highest market appreciation among publicly traded traditional asset management companies for the second consecutive year. The Company’s stock price rose 68 percent in 2011, compared with the Standard & Poor’s 500 Index, which was flat for the year, and a composite of other publicly traded asset management companies, which dropped by 11 percent for the year.3

1/	The above referenced non-GAAP measures are described and reconciled to GAAP reported amounts on Appendix A to this Proxy Statement.
2/	For additional information regarding investment performance ratings, see Appendix B to this Proxy Statement.
3/	The companies that comprise the peer group of publicly traded asset management companies are listed on Appendix C to this Proxy Statement.

We believe that our executive compensation program operated effectively in 2011 to motivate and reward executives for these achievements. Additional details about our executive compensation program for our named executive officers (also referred to as our “NEOs”) appear in the discussion and accompanying tables below. We have identified Messrs. Aylward, Angerthal, Cerutti, Waltman and Flynn as our NEOs for the fiscal year ended December 31, 2011.

Compensation Objectives and Philosophy

Our compensation programs are structured to promote our business objectives by:

•	Attracting and retaining high-caliber leadership;

•	Linking compensation to company, functional and individual achievements; and

•	Aligning our executives’ interests with those of our shareholders.

Our executive compensation philosophy recognizes the following:

•	Performance should be the primary driver of compensation decisions;

•	A substantial percentage of compensation opportunity should be at risk for the executives who bear higher levels of responsibility for performance; and

•

Compensation levels should reflect executive leadership, the executive’s role in achieving our financial and strategic objectives, retention risk in a highly competitive asset management industry, business acumen, management of risk, experience, and both individual and team performance.

Our weighting toward performance-based variable “at risk” compensation creates the opportunity for higher incentive compensation if superior performance is achieved, and much lower or no incentive compensation if our performance goals are not met.

Compensation opportunity in general will change when specific factors warrant such changes. Factors considered in making adjustments to compensation include changes in job responsibilities, the competitive market, the Company’s relative positioning as compared to competitors in the asset management industry, or other factors that may occur from time to time.

At the Company’s 2011 Annual Meeting, the common and preferred shareholders cast their votes in support of the Board of Director’s recommendations on the advisory votes regarding the compensation of our NEOs and the frequency of voting on executive compensation once every three years. Based on the favorable response we received from our shareholders on the advisory votes, the Board intends to continue its current compensation practices which link executive pay to Company performance and hold advisory votes on executive compensation once every three years.

Compensation Setting Process

The Role of Management

Management plays a significant role in the compensation-setting process. Our CEO and our senior Human Resources executive attend Compensation Committee meetings and assist the Committee in establishing and maintaining our compensation programs. Senior management’s role includes:

•	Providing analyses and supporting information, including third party survey information;

•	Making recommendations on compensation levels for executives;

•	Recommending performance objectives for our annual and long-term compensation programs;

•	Discussing compensation matters as they affect particular executives and broader groups of employees; and

•	Implementing Compensation Committee decisions regarding the plans and programs.

Our CEO evaluates each executive’s financial, operational, business and individual results and makes recommendations to the Committee regarding all elements of compensation. Our CEO does not participate in the Compensation Committee’s deliberation regarding his own compensation.

The Use of Compensation Consultants

The Compensation Committee Charter authorizes the Committee to retain outside independent consulting firms to assist in evaluating executive compensation practices and to provide objective advice. The Committee has engaged Mercer, a leading human resources consulting firm, as its outside consultant. Mercer attends certain scheduled meetings of the Committee and provides counsel and objective analysis on the Company’s executive compensation program and practices.

In 2011, the Committee engaged its compensation consultant, Mercer, to assist it in assessing the compensation incentive risk for the Company. Mercer conducted a full review of the Company’s incentive plans and presented its findings and its recommendations to the Compensation Committee. The objective of the process was to identify potential areas for improved risk mitigation within the incentive compensation programs. In general, Mercer determined that Virtus’ incentive plans have an appropriate balance between performance incentives and risk mitigation. The suggestions from the review, which were primarily related to documentation and disclosure, were addressed by management.

The Use of Market Data

Management obtains and utilizes third party survey data from McLagan as a market reference for its executive compensation. Our executive positions are compared against survey data based on what we determine to be positions and responsibilities of similar size, scope and complexity. As the Company must compete with other asset management companies for executive talent and must attract and retain critical executive talent with industry-specific skills and experience, management believes that this comparative data is useful and appropriate in establishing competitive compensation levels for these executives.

The Compensation Committee uses the comparative survey information as a “market check” and as only one factor for evaluating compensation levels. In looking at market-comparable levels of compensation, we generally use total direct compensation as the primary reference to evaluate competitive positioning.

Elements of Executive Compensation

Our executive compensation program consists of base pay, annual incentive, and long-term incentives (collectively referred to as “direct compensation”). We believe the majority of executive compensation should be at risk and, as a result, come from performance-based pay. The proportion of at-risk compensation, as well as the balance of incentive opportunity mix between annual and long-term incentive opportunity, is determined by each executive’s role and responsibilities as compared to the survey data, as described above under the heading “The Use of Market Data.”

A description and the objective of each of our direct compensation elements applicable to our executives are summarized in the following table:

Compensation Element	Description	Objective
Base Salary

A fixed rate of pay to compensate employees primarily for their knowledge and experience and for fulfilling their basic job responsibilities.

Base salary is determined by scope of responsibility and position, performance history, internal equity within the Company’s salary structure and relative to salaries of persons holding similar positions when measured against market surveys.

Attract and retain high-caliber talent.

Annual Incentives	Annual incentive compensation is intended to promote and reward the achievement of annual performance objectives. Awards are primarily in the form of cash.	Link compensation to annual performance goals and results. Attract, motivate, and retain high-caliber talent. Align the interests of employees and shareholders.

Long-Term Incentives	Long-term incentive compensation is intended to align executives with our shareholders by promoting and rewarding the achievement of the Company’s longer-term performance objectives.	Link compensation to long-term performance results. Attract, motivate, and retain high-caliber leadership.

	Awards are primarily in the form of equity.	Align the interests of executives and shareholders.

2011 Executive Compensation

Annual Incentive Plan

In January 2011, the Compensation Committee, based upon the recommendation of management and with input from Mercer, approved the Company’s 2011 Annual Incentive Plan. Participants in this plan are rewarded for achieving pre-established Company goals based on their relative functional and individual contributions.

Our management team prepared and reviewed with the Board the Company’s operational and strategic plans, and then developed and recommended Company performance goals at levels believed to be aggressive but achievable. The Compensation Committee approved these goals based on its assessment of the appropriateness of the goals. The 2011 Annual Incentive Plan, allows participants to earn between 50% (“Threshold”) and 200% (“Maximum”) of their annual incentive target award for performance achieved against the Company’s pre-established goals. The targeted annual incentive opportunity is an established dollar amount which varies for each NEO. For performance above Threshold but below Maximum, incentive pool funding is adjusted ratably. The “Target” (as well as the corresponding “Threshold” and “Maximum”) for each NEO is included in the Grants of Plan-Based Awards in Fiscal Year 2011 table under the column heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.” The total incentive pool funding is capped at 200% of the aggregate Target amounts of all participants.

Funding of the 2011 Annual Incentive Plan was based on the results of two equally-weighted performance goals reflected in the table below:

Measure*	Performance Goals	Actual Performance
Operating income, as adjusted

Target = $40.0 million.

The target performance was set at a level substantially in excess of the prior year’s performance, in order to establish an aggressive but achievable incentive for superior performance with threshold and maximum amounts set at $30.0 million and $50.0 million, respectively.

Actual results of $52.6 million exceeded the approved maximum amount resulting in a 200% achievement for this goal. The one-half weighting of this performance goal contributed 100.0 percentage points of the targeted total Annual Incentive Plan funding.

Gross inflows

Target = $6.5 billion.

Target performance was set at a level above the prior year’s performance, which likewise established an aggressive but achievable performance goal with threshold and maximum amounts set at $4.0 billion and $9.5 billion, respectively.

Actual results of $11.2 billion exceeded the approved maximum amount resulting in a 200% achievement for this goal. The one-half weighting of this performance goal contributed 100.0 percentage points of the targeted total Annual Incentive Plan funding.

Total		200% of performance goal achievement

*	Operating income, as adjusted, is calculated in a manner that is generally consistent with our debt covenants and reflects GAAP net income before interest, tax, depreciation and amortization, non-cash stock-based compensation, unrealized mark-to-market gains or losses, and other cash and non-cash items (which may be either positive or negative adjustments or both), and before accrual for the performance-based incentive pool.

Gross inflows is an operating measure used in the Company’s Annual Incentive Plan and represents a key element related to changes in our assets under management.

For each participant other than our CEO, the 2011 Annual Incentive Plan requires an assessment of the results of each functional area and each participant’s performance, and their relative contributions to the Company’s overall results for the year. The assessment of individual contribution was based on the results of the Company’s performance relative to its annual business plan, which included consideration of such elements as investment performance, sales, financial results, customer services, capital planning, risk management, technology, process improvements and talent management. Relative weightings were assigned based on the comparative functional results and impact combined with individual contributions, and applied against the performance result achievement. This assessment provides for differentiation and allows for individual awards to be less than 50% or greater than 200% of the Target annual incentive award for each participant other than our CEO. The CEO was not included or impacted by the relative functional assessment and was compensated based upon the Compensation Committee’s determination of performance results achievement described above.

The Compensation Committee confirmed that in 2011 the Company achieved performance results at 200% of the pre-determined performance goals, approved the funding of the Annual Incentive Plan pool at that level, and approved the individual incentive payments to the NEOs as recommended by the CEO. The actual awards earned by each NEO under the 2011 Annual Incentive Plan are included in the Summary Compensation Table below under the column heading “Non-Equity Incentive Plan Compensation.”

2011 Long-Term Incentive Plan

In January 2011, the Compensation Committee, with the recommendation of management and with input from Mercer, also approved the equity-based 2011 Long-Term Incentive Plan (“LTIP”) under which participants are granted performance share units (“PSUs”) which convert to a number of restricted stock units (“RSUs”) determined by performance against established performance goals over a one-year performance period. The Compensation Committee believes that by providing the executive with ownership of Company stock, the LTIP creates an alignment between executives and shareholders to encourage the participants to share in the same long-term investment risks as our shareholders based on our performance, and makes it more likely to produce share price appreciation over the long-term.

The LTIP is a three-year plan with three weighted performance goals to be measured at the end of the first year, with vesting on the third anniversary of the date of grant. The Compensation Committee believes that using a one-year performance period encourages measureable performance actions over an appropriate time frame and reduces the risk of overstating or understating financial goals over a three-year period. In addition, by continuing the service-based vesting period for an additional two years at the conclusion of the performance cycle, the LTIP includes a significant retention feature and promotes longer-term shareholder value.

Targeted goals were established in January 2011 and executives were eligible to earn between 50% and 200% of the number of PSUs granted on March 15, 2011 based on achievement of performance against those targeted goals. For performance above Threshold (50%) but below Maximum (200%), the number of RSUs to be issued is adjusted ratably. The number of PSUs granted to each individual under the LTIP varies for each NEO. The number of PSUs granted was calculated by an established dollar amount for each participant and divided by the share price of Virtus Common Stock on March 15, 2011, the date of the grant of the PSUs. The dollar amounts established for each NEO were determined based on responsibilities of the individual, market level competitive positioning for similar roles, Company positioning relative to the market, and other relevant factors that occur from time to time. The “Target” shares (as well as the corresponding “Threshold” and “Maximum”) for each NEO are included in the Grants of Plan-Based Awards in Fiscal Year 2011 table below under the column heading “Estimated Future Payouts Under Equity Incentive Plan Awards.”

The performance measures established under the LTIP were:

Measure*	Performance Goals	Actual Performance
Ranking of net flows as a percentage of beginning assets under management for long term open-end funds in relation to the top 40 fund families, as ranked by an industry publication.	Target performance was set at the 50th percentile, representing top half performance relative to the largest market share fund families, with threshold and maximum amounts set at 67th percentile and 33rd percentile, respectively.	Actual results represented the 10th percentile, exceeding the maximum goal and resulting in a 200% achievement of this element of the LTIP. The one-half weighting of this performance goal contributed 100.0 percentage points of the overall LTIP achievement.

Percentage of assets under management in the top one-third of peer groups for one-year performance ending December 31, 2011.	Target performance was set at 45%, an aggressive yet achievable target for 2011, with threshold and maximum amounts set at 30% and 60%, respectively.	Actual results represented 51% resulting in a 140% achievement of this element of the LTIP. The one-fourth weighting of this performance goal contributed 35.0 percentage points of the overall LTIP achievement.

Percentage of assets under management in the top one-third of peer groups for a three-year performance ending December 31, 2011.	Target performance was set at 47.5%, an aggressive yet achievable target for 2011, with threshold and maximum amounts set at 40% and 55%, respectively.	Actual results represented 62%, exceeding the maximum goal and resulting in a 200% achievement of this element of the LTIP. The one-fourth weighting of this performance goal contributed 50.0 percentage points of the overall LTIP achievement.

Total		185% of performance goal achievement

*	The investment performance of assets under management is based on relative investment performance over specified periods.

The Compensation Committee certified that actual performance against the pre-established performance goals resulted in 185% achievement under the 2011 LTIP. As a result, the PSUs originally granted to each participant, including our NEOs, converted into a number of RSUs equal to 185% of the original share amount. Each such RSU will cliff vest on March 15, 2014, provided that the participant is then employed by the Company. The potential awards, at the time of the grant on March 15, 2011, for each NEO, are shown in the Grants of Plan-Based Awards in Fiscal Year 2011 Table and the number of RSUs earned by each NEO, subject to the further vesting requirements, is shown in footnote 2 to the Summary Compensation Table.

Additional 2011 Compensation Actions

Mr. Flynn was hired as the Company’s Executive Vice President, General Counsel and Chief Compliance Officer effective February 7, 2011. In order to attract this executive to serve in a critical role within the Company and to align his interests with our shareholders, management recommended and the Compensation Committee approved a compensation package based on survey data for similar positions in the industry and his level of experience. His annual base salary level was set at $300,000, his annual target incentive award for 2011 was set at $200,000, his 2011 LTIP target award was set at $150,000 and he also was provided a cash sign-on bonus of $50,000 and an initial sign-on equity grant in the amount of $50,000, allocated 40% in stock options and 60% in RSUs. The grant was made on February 17, 2011, the date of a regularly scheduled Compensation Committee meeting, using a price of $57.82 per share, the closing price of our Common Stock on the date of grant, with a three-year cliff vesting period. In addition, Mr Flynn was reimbursed for relocation expenses.

The Compensation Committee approved a base salary increase for Mr. Waltman of $25,000 to $275,000, effective March 1, 2011, to reflect market survey data for similar positions and his level of experience.

Based on the desire to provide an additional incentive to the CEO to continue to achieve superior long-term Company operating and strategic results, the Board of Directors granted Mr. Aylward an equity incentive grant of 2,000 RSUs. The grant was effective March 15, 2011 to coincide with the granting of other equity-based awards, with a three-year cliff vesting period. Based on the closing price of the Common Stock of $50.57 on March 15, 2011, the equity award grant was valued at $101,140.

The Compensation Committee approved management’s recommendation for an equity grant award to Mr. Cerutti in the amount of $300,000 that was similar in scope with a grant he would have received under the 2010 LTIP. Mr. Cerutti joined the Company in June 2010, after the 2010 LTIP program was established. The Compensation Committee believed it was appropriate to award Mr. Cerutti a comparable grant for which he otherwise would have been eligible. The grant was made on March 15, 2011, to coincide with the granting of other equity-based awards, and represented 5,932 RSUs with a three-year cliff vesting period based on the closing price of the Common Stock of $50.57 on that date.

In February 2012, in recognition of Mr. Aylward’s leadership in continuing to drive the Company’s success in 2011, including financial results that exceeded the maximum of the 2011 Annual Incentive Plan and Common Stock appreciation that was highest among publicly traded traditional asset managers for the second consecutive year, the Board of Directors approved a special award of $400,000 to Mr. Aylward. Half of the award was in cash and half in an equity grant that was effective March 15, 2012 to coincide with the 2012 LTIP awards, and based on that day’s Common Stock closing price of $82.03. This supplemental equity grant has a three-year cliff vesting period.

2012 Executive Compensation

Compensation levels for NEOs are reviewed when there has been a change in responsibilities, a noticeable change in the market, or a change in the relative positioning within the Company. Annually, the Compensation Committee, with the assistance of management, reviews and approves any base salary increases, as well as annual and long-term incentive opportunities applicable to our executive officers for the ensuing year. The Committee’s compensation consultant assists in the review of CEO Compensation.

2012 Annual Incentive Plan

For 2012, Management engaged McLagan to assist in the development of the recommended 2012 Annual Incentive Plan. In March 2012, based on that recommendation and with input from the Committee’s compensation consultant, the Compensation Committee approved the 2012 Annual Incentive Plan which included maximum plan funding limits based on a percent of operating income, as adjusted excluding variable compensation. Following the end of the year, the Compensation Committee will certify final funding based on the Company’s 2012 performance.

2012 Long-Term Incentive Plan

In March 2012, the Compensation Committee, with the recommendation of the CEO, established the 2012 Long-Term Incentive Plan and granted PSUs using the financial performance measures of relative net flow ranking and percentage of assets under management performing in the top third against a one-and three-year peer group. These targets were set at levels believed to be aggressive but achievable. Following the end of the year, the Compensation Committee will certify the results against the plan performance measures and determine the resulting RSU conversion factor. Component results will be pro-rated between Threshold, Target and Maximum performance.

Other Executive Compensation

Stock Ownership Guidelines

The Committee believes that executives should own a significant amount of Company stock to encourage executives to share the same long-term investment risk as our shareholders, based on our performance. In January 2011, the Committee approved executive stock ownership guidelines pursuant to which the Company’s CEO, Executive Vice Presidents and Senior Vice Presidents are expected to accumulate Company stock with a value equivalent to a base salary multiple of five, three and one times, respectively. In order for individuals to meet the guidelines, the Committee expects that 75% of the net shares (shares accumulated after taxes) acquired under the Omnibus Incentive and Equity Plan, starting in 2011, would be held until the guideline is met. Executives are expected to meet the ownership guidelines within five years.

Severance and Change-in-Control Agreements

Severance

The Company provides executives with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit our customers and employees, or take other actions that may harm our business for specified periods following termination. Benefits are tiered based on years of service and calculated using the executive’s base salary and the average of the last two years of annual incentive payment. We believe that having pre-set terms governing the executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

Mr. Aylward, our CEO, is the only executive with a change-in-control agreement. See “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward.” During any period in which a change-in-control occurs, these benefits are designed to ensure management continuity, preserve shareholder value, enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners, and encourage retention. These benefits are also designed to assure that in these circumstances, the CEO will not be unduly influenced in his actions by events that could occur following a change-in-control.

The change-in-control agreement includes a “double trigger” provision which means that, in order for Mr. Aylward to receive benefits under the agreement, there must be both a change-in-control and a termination by the Company without cause or by him for good reason within two years following the change-in-control. Mr. Aylward would not receive any incremental benefits under the change-in-control agreement by reason of his death, disability, termination by us for cause, or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good reason. In addition, under his change-in-control agreement, following a change-in-control and for an additional 2.5 years after any termination event (regardless of whether he voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason), Mr. Aylward is subject to non-solicitation restrictions and would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company, its affiliates and their business, and would be required to return materials containing such information.

Under the terms of the change-in-control agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all “excess parachute payments” as defined under Code Section 280G upon a change-in-control, exceeds, by 10% or more, the maximum amount which could be paid to him without him incurring an excise tax of 20% under Code Section 4999. If the “excess parachute payments” are under 10%, then the amounts payable to Mr. Aylward under the change-in-control agreement will be reduced to the maximum amount allowed without triggering Code Section 280G. The gross-up is intended to preserve the level of benefits to be provided under the agreement, but includes the 10% threshold to avoid situations where the cost to the Company far exceeds the benefit to Mr. Aylward.

Potential Clawback

In February 2012, our Board of Directors adopted amendments to our Omnibus Incentive and Equity Plan expanding the terms of the Company’s ability to clawback compensation. Starting in 2012, awards made under the Annual Incentive Plan and Long-Term Incentive Plan are subject to forfeiture or recovery to the extent that the Compensation Committee determines that the achievement of performance goals or targets was based on materially inaccurate financial statements or other performance measure information. Awards and any cash or other property distributed in respect of any vested or earned awards are also made subject to forfeiture to the extent required by applicable law, including to the extent the Company is required by applicable law, rule or regulation to include or adopt any additional forfeiture or “clawback” provision relating to outstanding and/or vested or earned awards or any future awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise. With respect to awards granted prior to the adoption of the amendment, in the event relevant performance measures on which incentive payments were determined are subsequently restated due to material noncompliance with financial reporting requirements or otherwise adjusted in a manner that would reduce the size of a payment, the Compensation Committee would seek recovery of incentive payments if the Committee determines that there existed any misconduct by the particular participant or any other circumstances which would warrant recovery of any awards previously granted.

Tax Considerations

Code Section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to a company’s chief executive officer and certain other NEOs unless the compensation is paid under qualifying performance-based plans. Where appropriate, we intend to structure compensation for our NEOs so that it qualifies for deductibility under Code Section 162(m). However, the deductibility of compensation is but one of the critical factors in the design and implementation of any compensation arrangement, and our Board and Compensation Committee reserve the right to pay non-deductible compensation when appropriate.

Other tax considerations factor into the design of our compensation programs. Code Section 409A provides that amounts deferred under non-qualified deferred compensation plans are included in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. It is our intent that our non-qualified deferred compensation plans will generally be designed, operated and administered to meet these requirements.

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments,” and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. In the event that a portion of a potential payment to our CEO under his existing change-in-control agreement would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to a gross-up tax payment to compensate him or make him whole in respect of the excise tax. No other NEO or other executive officer has any potential tax gross up protection in connection with a severance event.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2011 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Diane M. Coffey (Chair)

James R. Baio

Mark C. Treanor

Summary Compensation Table

The following table provides information concerning the compensation for fiscal years 2009 through 2011 of the Company’s chief executive officer, chief financial officer and our three other most highly compensated executive officers during the fiscal year ended December 31, 2011 (the “named executive officers” or “NEOs”).

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus ($) (d)		Stock Awards (3) ($) (e)	Option Awards (4) ($) (f)	Non-Equity Incentive Plan Compen- sation (5) ($) (g)	All Other Compen- sation (6) ($) (i)	Total ($) (j)
George R. Aylward	2011	425,000	200,000	(2)	626,140	—	1,700,000	13,239	2,964,379
President and Chief Executive Officer	2010	425,000	—		525,000	—	926,500	15,900	1,892,400
	2009	425,000	—		850,992	130,628	510,000	17,356	1,933,976

Michael A. Angerthal	2011	350,000			150,000	—	723,500	9,800	1,233,300
Executive Vice President, Chief Financial Officer	2010	350,000	—		150,000	—	419,650	9,800	929,450
	2009	350,000	100,000		373,720	89,649	210,000	9,800	1,133,169

Jeffrey T. Cerutti	2011	300,000	—		600,000	—	1,255,200	9,800	2,165,000
Executive Vice President, Retail Distribution	2010	175,000	450,000		145,135	52,873	254,000	—	1,077,008

Francis G. Waltman	2011	270,833	—		200,000	—	566,500	9,800	1,047,133
Executive Vice President, Product Management	2010	250,000	—		175,000	—	263,644	9,800	698,444
	2009	250,000	80,000		286,860	44,821	135,000	6,500	803,181

Mark S. Flynn	2011	270,455	50,000	(7)	186,542	13,445	389,600	76,966	987,008
Executive Vice President, General Counsel, Secretary & Chief Compliance Officer

(1)	The amounts reported in this column represent the base salaries earned by each of the named executive officers for the listed fiscal year and have not been reduced for deferrals. Messrs. Cerutti and Flynn commenced employment with the Company on June 1, 2010 and February 17, 2011, respectively. Accordingly, the amounts shown in this column for the respective time periods represent the salaries earned by such persons from the date of hire through the end of the applicable fiscal year.

(2)	Reflects an award as discussed in the Compensation Discussion and Analysis under “Additional 2011 Compensation Actions”.

(3)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 as described further below. Additional information concerning the Company’s accounting for its equity awards is included in Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Form 10-K”).

Stock awards for 2011, 2010, and 2009 comprise the following:

	Year of Award	Initial Equity Grant: RSU Awards ($)	LTIP Awards at Target ($)	Other Stock Awards ($)	Total Awards ($)	Actual LTIP Awards ($)
George R. Aylward	2011	—	525,000	101,140	626,140	971,250
	2010	—	525,000	—	525,000	682,500
	2009	325,992	525,000	—	850,992	418,950

Michael A. Angerthal	2011	—	150,000	—	150,000	277,500
	2010	—	150,000	—	150,000	195,000
	2009	223,720	150,000	—	373,720	119,700

Jeffrey T. Cerutti	2011	—	300,000	300,000	600,000	555,000
	2010	—	—	145,135	145,135	—

Francis G. Waltman	2011		200,000	—	200,000	370,000
	2010	—	175,000	—	175,000	227,500
	2009	111,860	175,000	—	286,860	139,650

Mark S. Flynn	2011	—	150,000	36,542	186,542	277,500

The amount of the awards reported above consists of the value of the awards, both at target and those actually earned, during the respective years, whether or not such awards have vested, and do not necessarily correspond to the actual value that has been or will be received by our named executive officers.

Initial Equity Grant

Following the spin-off, the Compensation Committee considered (i) the importance of immediately aligning equity interests of Virtus executives, management and portfolio managers with the interests of shareholders and at the same time providing added incentive to profitably grow the business and participate with shareholders in appreciation in the value of our Company, and (ii) an appropriate level of dilution for an initial aggregate equity grant in a new public company. As a result, the Compensation Committee considered it appropriate, in recognition of the above factors, to provide an initial equity grant. The grant was made on April 20, 2009 with a combination of RSUs (reflected above) and stock options (reflected in column f) (“Option Awards”) of the Summary Compensation Table using a closing price of $9.40 per share.

LTIP Awards

The dollar amount of the LTIP stock awards reported above consists of the grant date fair value of the awards. Awards issued under the LTIP are listed both at target and those actually earned, during the respective years, and do not necessarily correspond to the actual value that has been or will be received by our named executive officers. If the highest level of performance conditions had been achieved under the 2011 LTIP, the potential grant date fair value of the RSU awards for each of our named executive officers (excluding the impact of estimated forfeitures) would have been as follows: $1,050,000 for Mr. Aylward; $300,000 for Mr. Angerthal; $600,000 for Mr. Cerutti; $400,000 for Mr. Waltman; and $300,000 for Mr. Flynn.

Other Stock Awards

As discussed in the Compensation Discussion and Analysis under “Additional 2011 Compensation Actions,” the other awards reported in the above table for 2011 represent RSUs granted to Messrs. Aylward, Cerutti and Flynn in 2011. In 2010, an additional award was made to Mr. Cerutti as part of his incentive to join the Company in accordance with the terms of his offer letter.

(4)	The grant date fair value of the stock options was computed in accordance with Generally Accepted Accounting Principles using the Black-Scholes model, but excluding the impact of estimated forfeitures. Additional information concerning the Company’s accounting for stock options is included in Note 15 of the Notes to Consolidated Financial Statements in our 2011 Form 10-K.

(5)	The amounts reported in this column reflect the actual cash award for the respective year, calculated based on measurement against plan metrics and performance results.

(6)	The amounts reported in this column for 2011 represent Company contributions to the 401(k) Plan and, for Mr. Aylward, dividend equivalents on legacy RSU grants from the Company’s former parent (which were converted into shares of Virtus Common Stock at the time of the spin-off), and for Mr. Flynn, reimbursement of $76,966 in relocation expenses in connection with the commencement of his employment with the Company in 2011.

(7)	Reflects a sign-on bonus for Mr. Flynn as discussed in the Compensation Discussion and Analysis under “Additional 2011 Compensation Actions.”

Grants of Plan-Based Awards in Fiscal Year 2011

The table below provides information on stock options, RSUs, and equity- and non-equity-based performance awards granted to each of the Company’s NEOs during the fiscal year ended December 31, 2011. All awards were made under our Omnibus Incentive and Equity Plan (the “Omnibus Plan”).

	Grant Date (b)	Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Units) (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name (a)		Committee Approval	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Units (#) (i) (3)	Options (#) (j) (3)	($/Sh) (k)	($) (l)
George R. Aylward			425,000	850,000	1,700,000
	03/15/11	02/17/11				5,191	10,381	20,762				525,000
	03/15/11	02/17/11							2,000			101,140
Michael A. Angerthal			175,000	350,000	700,000
	03/15/11	02/17/11				1,483	2,966	5,932				150,000
Jeffrey T. Cerutti			300,000	600,000	1,200,000
	03/15/11	02/17/11				2,966	5,932	11,864				300,000
	03/15/11	03/11/11							5,932			300,000
Francis G. Waltman			137,500	275,000	550,000
	03/15/11	02/17/11				1,977	3,954	7,908				200,000
Mark Flynn			100,000	200,000	400,000
	03/15/11	02/17/11				1,483	2,966	5,932				150,000
	02/17/11	02/17/11							632			36,542
	02/17/11	02/17/11								422	57.82	13,445

(1)	The amounts reported in these columns represent the annual cash incentive opportunities under the Company’s Annual Incentive Plan for each of our NEOs for the 2011 performance period before the application of functional and individual performance assessments. The Annual Incentive Plan provides for an assessment of the results of each functional area and each participant, including our NEOs other than our CEO, and their relative contributions to the Company’s overall results for the year. This assessment provides for differentiation in individual awards and allows for individual awards to be less than 50% or greater than 200% of the Target award for each participant other than our CEO. The metrics, against which performance was measured under this plan, as well as the payments, are discussed above in the Compensation Discussion and Analysis under the heading “2011 Executive Compensation.” The amounts actually earned by our NEOs under the 2011 Annual Incentive Plan are reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column.

(2)	The number of units reported in these columns represent the RSU award opportunities (initially denominated in PSUs) under the Company’s 2011 Long-Term Incentive Plan for each of our NEOs. The metrics against which performance was measured under this plan, as well as the payments, are discussed above in the Compensation Discussion and Analysis under the heading “2011 Executive Compensation.” In accordance with the terms of the 2011 LTIP, the actual PSU awards were granted by our Compensation Committee on March 15, 2011, and were determined by dividing the value of the award granted to each participant by the closing price of Virtus Common Stock on March 15, 2011. On March 15, 2012, the PSUs were converted to RSUs based on Company performance measured under this plan.

(3)	As discussed in the Compensation Discussion and Analysis under “Additional 2011 Compensation Actions,” other awards reported in the above table represent RSUs granted to Messrs. Aylward, Cerutti and Flynn in 2011.

The Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan

All equity awards and any annual or long-term incentive awards made to our NEOs are made under the Omnibus Incentive and Equity Plan (“Omnibus Plan”). The Omnibus Plan provides for grants of stock options (which may consist of incentive stock options or non-qualified stock options), stock appreciation rights, stock awards (which may consist of restricted stock and restricted stock units), performance awards (both cash and equity) and any other types of equity awards. The terms of the awards will be embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives, and attainment of performance goals. Our Compensation Committee does not have the right, without stockholder approval, to re-price outstanding options or stock appreciation rights (other than in connection with corporate transactions involving the Company, such as a stock split, merger, spin-off, or similar transaction) or to cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options, or stock appreciation rights with an exercise price that is less than the exercise price of the original award.

Outstanding Equity Awards at 2011 Fiscal Year-End

The table below provides information on the stock options, RSUs and PSUs held by each of the Company’s named executive officers as of December 31, 2011.

	Option Awards						Stock Awards (1)
Name (a)	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not		Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable (b)	Unexercisable (c)		Options (#) (d)	($) (e)	Date (f)	Vested (#) (g)		Vested ($) (h)	Vested (#) (i)		($) (j)
George R. Aylward	2,361	—			44.59	06/25/12
	7,266	—			29.81	11/04/14
	9,082	—			39.89	02/02/16
	10,899	—			40.00	02/08/17
	19,521				31.38	02/13/18
	—	23,120	(2)		9.40	04/20/19
							34,680	(2)	2,636,027
							21,256	(3)	1,615,669
							15,496	(4)	1,177,851
										19,204	(5)	1,459,696
Michael A. Angerthal	—	15,867	(2)		9.40	04/20/19
							23,800	(2)	1,809,038
							6,073	(3)	461,609
							3,856	(4)	293,095
										5,487	(5)	417,067
Jeffrey T. Cerutti	—	4,240	(6)		22.82	06/01/20
							6,360	(4)	483,424
							5,932	(6)	450,891
										10,974	(5)	834,134
Francis G. Waltman	—	7,933	(2)		9.40	04/20/19
							11,900	(2)	904,519
							7,085	(3)	538,531
							4,498	(4)	341,893
										7,314	(5)	555,937
Mark S. Flynn	—	422	(7)		57.82	02/17/21
							632	(7)	48,038
										5,487	(5)	417,067

(1)	All RSU and PSU values are based on $76.01, the closing price of the Company’s Common Stock on December 30, 2011, the last trading day of our fiscal year.

(2)	This option and RSU award cliff vests on April 20, 2012.

(3)	This amount represents the number of RSUs awarded to the named executive officers under the 2009 LTIP. This award vested on March 15, 2012.

(4)	This amount represents the number of RSUs awarded to the named executive officers under the 2010 LTIP. This award will vest on March 15, 2013. For Mr. Aylward, includes 2,000 shares awarded as described under Additional 2011 Compensation.

(5)	This amount represents the number of PSUs converted into RSUs on March 15, 2012 for the named executive officers under the 2011 LTIP. The initial PSU awards were granted by our Compensation Committee on March 15, 2011, and were determined by dividing the value of the award granted to each participant by the closing price of Virtus Common Stock on March 15, 2011. This award will cliff vest on March 15, 2014.

(6)	This option and RSU award cliff vests on June 1, 2013.

(7)	This option and RSU award cliff vests on February 17, 2014.

Option Exercises and Stock Vested in Fiscal Year 2011

The table below sets forth the number of shares acquired and the value realized upon the vesting of stock awards during 2011 by each of our named executive officers. There were no stock options exercised by our named executive officers during 2011.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (1)
George R. Aylward	—	—	7,808	450,388

Michael A. Angerthal	—	—	—	—

Jeffrey T. Cerutti	—	—	—	—

Mark S. Flynn	—	—	—	—

Francis G. Waltman	—	—	2,376	146,945

(1)	The value realized on vesting is computed by multiplying the number of RSUs that vested by the closing price of our Common Stock on the vesting date.

Non-Qualified Deferred Compensation in Fiscal Year 2011

The following table reflects each named executive officer’s 2011 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2011 under the Company’s Non-Qualified Excess Investment Plan (the “Excess Plan”).

Name (a)	Executive Contributions in Last FY ($)(b) (1)	Registrant Contributions in Last FY ($)(c) (2)	Aggregate Earnings in Last FY ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last FYE ($)(f)(3)

George R. Aylward	—	—	1,622	—	57,248

Michael A. Angerthal	—	—	—	—	—

Jeffrey T. Cerutti	—	—	—	—	—

Mark S. Flynn	—	—	—	—	—

Francis G. Waltman	—	—	—	—	—

(1)	There were no voluntary deferrals of salary in 2011.

(2)	There were no Company contributions to the Excess Plan in 2011.

(3)	The amount of voluntary deferred salary of Mr. Aylward in 2009 was $10,787, which amount is reported for 2009 under column (c) (“Salary”) of the Summary Compensation Table. There were no voluntary deferrals of salary by Mr. Aylward in 2010 or 2011.

The Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan

The Company maintains the Excess Plan to provide eligible employees with the opportunity to save for retirement and defer tax payments.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Section 401(a)(17) of the Code. Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions if any are deemed invested in the same funds in which the underlying deferrals are invested. There are no above-market or guaranteed returns in the Excess Plan. Participants can change their investment choices at any time.

Distributions will be made, or commence, on the fifteenth day of the month following the participant’s separation from service in either in a lump sum payment or in annual installment payments over a period of two to 10 years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered.

Termination Payments and Change-in-Control Arrangements

Each of our current named executive officers participates in the Company’s Executive Severance Allowance Plan. The Company also has a Change-in-Control Agreement with our CEO, Mr. Aylward. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the named executive officer without good reason.

Executive Severance Allowance Plan

Receipt of benefits under the Executive Severance Allowance Plan (the “Severance Plan”) are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing certain covenants and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and from making disparaging remarks concerning the Company, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under the plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if a named executive officer is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or, 18 months for our CEO);

•	the average of the named executive officer’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average; and

•	a pro-rata portion of the annual incentive award actually earned by the named executive officer for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, provided that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year and, provided further, that no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our named executive officers would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all named executive officers would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the named executive officer, distribution of his or her account balances under the Company’s Savings and Investment 401(k) Plan and the Company’s Excess Investment Plan. The aggregate balance of each of our named executive officer’s accounts under the Company’s Excess Investment Plan as of December 31, 2011 is reflected in the “Non-Qualified Deferred Compensation in Fiscal Year 2011” table above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Pursuant to the terms of the Company’s option award agreements, if a named executive officer terminates employment with the Company by reason of death, his or her estate would be entitled to immediate vesting of such options. If such termination of employment is by reason of disability or retirement, such options vest in accordance with the terms of the grant. If such termination of employment is for cause, all options granted which are then outstanding are immediately forfeited. If a named executive officer is terminated for any other reason, unvested options as of the termination date will be immediately forfeited and the named executive officer will have the right to exercise vested options prior to the original expiration date or within 120 days, whichever period is shorter. In the event of a change-in-control, as described below, all unvested options automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith that, prior to the change-in-control, such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Omnibus Plan.

Pursuant to the terms of the Company’s RSU award agreements for awards granted prior to February 2012, if a named executive officer terminates employment with the Company by reason of death, disability or retirement, or an involuntary termination event occurs that would otherwise qualify the named executive officer for severance pay and benefits under a Company approved severance plan or other arrangement, a pro-rated portion of the RSUs vest automatically based on the number of days the officer actually worked since the grant date (or in the case of an award which becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the named executive officer multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company since the award was granted divided by (y) the number of days between the grant date and the last scheduled vesting date. However, in the case of an award subject to outstanding performance goals (which prior to the completion of the performance period we refer to as performance share units, or PSUs), vesting would generally only occur in the event of death, disability, retirement or in connection with a change-in-control, with any such vesting deferred until the end of the applicable performance period. Any amount vested would be based on the number of RSUs, if any, that would have been earned based on the attainment or partial attainment of such performance goals, but pro-rated for the number of months the executive was employed by the Company during the performance cycle. Any unvested RSUs and PSUs at the date of termination of employment (or which do not become vested after such date as set forth in the preceding sentence) are automatically cancelled upon such termination of employment. Similarly, if a named executive officer ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs and PSUs as of the termination date are automatically forfeited.

Except as described above in connection with outstanding performance awards, in the event of a change-in-control, as defined below under “Change-in-Control Agreement with Mr. Aylward,” all unvested RSUs automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith that, prior to the change-in-control, such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment for Various Reasons

The following table summarizes the value of the compensation and benefits that our named executive officers would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2011.

	Payment and Benefits ($) for Involuntary Terminations
	George R. Aylward	Michael A. Angerthal	Jeffrey T. Cerutti	Francis G. Waltman	Mark S. Flynn
Severance
Base Salary Component	637,500	350,000	300,000	275,000	300,000
Annual Incentive Component (1)	1,077,375	314,825	627,000	199,322	200,000
Other Compensation
2011 Annual Incentive Earned (2)	1,700,000	723,500	1,255,200	566,500	389,600
Total Severance and Other Compensation	3,414,875	1,388,325	2,182,200	1,040,822	889,600
Acceleration of Equity Awards
Value of Accelerated Equity Awards (3)	2,837,942	1,742,500	254,944	949,014	124,630
Benefits
Health & Welfare (4)	4,872	13,525	13,525	13,525	9,556
Outplacement (5)	5,195	5,195	5,195	5,195	5,195
Total Severance, Other Compensation, Accelerated Equity Awards and Benefits	6,262,884	3,149,545	2,455,864	2,008,556	1,028,981

(1)	As applicable, the amount in this row is equal to the named executive officer’s average earned and paid annual cash incentive for the prior two completed fiscal years (except that, for Mr. Aylward, this amount is equal to 1.5 times his average).

(2)	As applicable, the amount in this row is equal to the pro-rata actual award earned by the named executive officer under the Company’s 2011 Annual Incentive Plan based on 2011 performance.

(3)	The value reported in this row is based on $76.01, the closing price of our Common Stock on December 30, 2011, the last trading day of our fiscal year, multiplied by the applicable number of unvested RSUs held by the named executive officer on December 31, 2011 that would accelerate upon involuntary termination. Unvested options are immediately cancelled upon involuntary termination and are therefore excluded from this calculation.

Of the amounts listed in the table above, the portion from the 2009 initial grant that fully vests on April 20, 2012 is: $2,369,057 for Mr. Aylward; $1,625,823 for Mr. Angerthal; and $812,912 for Mr. Waltman.

If a change-in-control event had occurred on December 31, 2011, the values related to the acceleration of unvested RSUs would have been equal to: $2,563,741 for Mr. Angerthal; $483,424 for Mr. Cerutti; $1,784,943 for Mr. Waltman; and $48,038 for Mr. Flynn; and the values related to the acceleration of unvested options would have been equal to: $1,056,901 for Mr. Angerthal; $225,526 for Mr. Cerutti; $528,417 for Mr. Waltman; and $7,676 for Mr. Flynn. The value of option awards for this purpose is based on the spread between $76.01, the closing price of our Common Stock on December 30, 2011, and the exercise price of the option multiplied by the applicable number of options held by the named executive officer on December 31, 2011 that would accelerate upon a change-in-control. These numbers assume that the Compensation Committee did not make the determination discussed under “Acceleration of Equity Awards” above and that all equity awards have automatically vested.

See the discussion below under the heading “Change-in-Control Agreement with Mr. Aylward” for a description of the change-in-control terms for unvested equity awards held by Mr. Aylward.

(4)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for the named executive officers for 12 months, based on coverage elections in effect for 2011.

(5)	The amount in this row reflects the estimated Company cost of providing outplacement services for the named executive officers for six months.

Change-in-Control Agreement with Mr. Aylward

Under a Change-in-Control Agreement (the “Change-in-Control Agreement”) with our CEO, Mr. Aylward, would be provided with separation benefits upon his termination of employment in connection with a “change-in- control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreement) or “cause”; or (ii) by Mr. Aylward for “good reason,” provided such termination occurs within the two years following, or is effectively connected with, the occurrence of a change-in-control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement had an initial term of two years, but automatically renews for successive one-year terms unless either party provides written notice to the other party that such party does not want the term of the agreement extended within 60 days prior to the scheduled expiration date.

Under the Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions pursuant to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either: (i) terminate their respective relationship or contracts with the Company or its affiliates; or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change-in-Control” generally means the first occurrence of any of the following:

•	any person or group acquires 25% or more of the voting power of the Company’s securities;

•

within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board at the beginning of any such period, cease to be at least a majority of the Board of the Company or any successor to the Company;

•

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (i) in the case of a merger or consolidation, the surviving or resulting corporation or (ii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	any other event occurs which the Board declares to be a change-in-control.

“Cause” generally means:

•	a conviction of (or plea of nolo contendere to) a felony;

•

an act of willful misconduct that has a material adverse impact on the Company or its affiliates (provided that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

a failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change-in-control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	a material reduction in his title, position, duties or responsibilities as President and CEO;

•	relocation of his principal place of business outside of a 35-mile radius of the current location;

•	a material reduction in his base salary, total incentive compensation opportunity, or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Description of Separation Benefits

If following a change-in-control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

a lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

continued participation in all of the employee and executive plans providing medical, dental and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their original terms);

•

an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater), and a pro-rata portion of long-term awards for each then open cycle at target;

•

a lump sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Investment Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•

if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Section 4999 of the Code, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change-in-control as of December 31, 2011.

Termination in Connection with a Change- in-Control Payments and Benefits ($)
Severance
Base Salary Component	1,062,500
Annual Incentive Component	2,125,000
Other Compensation
2011 Annual Incentive (1)	1,700,000
2011 LTIP (2)	971,250
Acceleration of Unvested Service-Based RSUs (3)	5,429,546
Acceleration of Unvested Stock Options (4)	1,540,023
Incremental Qualified Company Match (5)	25,000
Tax Gross-Up (6)	2,895,997
Benefits and Perquisites
Health & Welfare (7)	13,880
Outplacement	9,895
Total Severance, Other Compensation, Benefits and Perquisites	15,773,091

(1)	Reflects the actual award earned by Mr. Aylward under the Company’s Annual Incentive Plan for 2011.

(2)	Reflects the actual award for Mr. Aylward under the 2011 cycle of the Company’s Long-Term Incentive Plan.

(3)	The value reported in this row is based on $76.01, the closing price of our Common Stock on December 30, 2011, the last trading day of our fiscal year, multiplied by the number of unvested RSUs held by Mr. Aylward on December 31, 2011. Of the amount reflected in the table, 34,680 RSUs valued at $2,636,027 vest on April 20, 2012.

(4)	The value reported in this row is based on the spread between $76.01, the closing price of our Common Stock on December 30, 2011, and the exercise price of the option multiplied by the number of unvested options held by Mr. Aylward on December 31, 2011. 100% of the stock options valued at $1,540,023 vest on April 20, 2012.

(5)	Reflects the amount that the Company would have, pursuant to the applicable Company matching formula, contributed to the Company’s 401(k).

(6)	If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Section 4999 of the Code to become due and payable, the Company will pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. The Company would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(7)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for 30 months.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Paid in 2011

In 2011, the Compensation Committee retained its compensation consultant, Mercer, to analyze industry best practices and to provide a competitive assessment and recommendation of the compensation program for Virtus’ non-employee directors. Compensation elements reviewed included annual board and committee cash retainers, meeting fees, annual and initial equity awards, as well as compensation for the chair and lead directors. Effective in 2011, the Company amended the terms of its non-employee director compensation.

Based on the market competitive review, effective August 1, 2011, each non-employee director of the Company receives $130,000 per year and our non-executive Chairman of the Board receives $208,000 per year. In addition, non-employee directors receive $15,000, $10,000, $7,500 and $7,500 for serving on the Audit, Compensation, Corporate Governance and Finance & Investment Committees, respectively. Non-employee directors receive $25,000, $20,000, $12,500 and $12,500 for serving as the Committee Chair of the Audit, Compensation, Corporate Governance and Finance & Investment Committees, respectively.

Directors receiving compensation are paid 50% in cash and 50% in Common Stock. The cash portion is paid quarterly in advance and the equity portion is paid in grants of Common Stock, granted at the annual shareholders meeting. As part of the market review, Mercer determined that the mix of cash and equity is consistent with market average levels, and Virtus’ practice of granting full-value shares, rather than stock options, is consistent with the market.

Going forward, the Company’s Compensation Committee expects to review, not less than biennially, the compensation of our non-employee directors in connection with their service on the Board and on its committees and will recommend to the Board any changes the Compensation Committee determines to be appropriate.

Certain of our directors do not receive compensation. Mr. Aylward, our Chief Executive Officer, does not receive any compensation for his services as a director. Messrs. Kappele and McKee waived their right to receive any compensation for their services as directors of the Board. Mr. Kappele, who served as our director elected by the holders of our Series B Preferred Stock, resigned as a director effective October 31, 2011 in connection with an agreement to convert the outstanding Series B Preferred Stock to Common Stock.

Non-Employee Director Share Ownership Guidelines

Upon recommendation of our Governance Committee, our Board established director share ownership guidelines in order to evidence and reinforce the alignment of directors’ interests with shareholders’ interests. Based on the competitive assessment and recommendation provided by Mercer, each non-employee director who receives compensation for his or her Board service is expected to retain a fixed number of shares of stock in an amount equal to four times his or her annual cash retainer. This target may be achieved over time through the accumulation of shares received in the annual retainer stock award. Until the target stock ownership levels have been achieved, each non-employee director who is subject to these guidelines is expected to retain the entire portion of his or her annual retainer fee that is paid in stock, less the applicable amount used to pay for the tax withholding in connection with any director compensation. These ownership guidelines were determined by Mercer to be consistent with market practice.

Director Compensation Table

The following table provides information concerning the compensation of each of the Company’s directors who received compensation for his/her services as a director in 2011.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James R. Baio	78,750	60,000	—	—	—	—	138,750
Susan S. Fleming	72,500	60,000	—	—	—	—	132,500
Diane M. Coffey	75,625	60,000	—	—	—	—	135,625
Timothy A. Holt	75,625	60,000	—	—	—	—	135,625
Edward M. Swan, Jr.	72,708	55,000	—	—	—	—	127,708
Mark C. Treanor	107,292	80,000	—	—	—	—	187,292

(1)	Each director receiving compensation was awarded shares of Common Stock granted on April 28, 2011. The full grant date fair value of each such award computed in accordance with FASB ASC Topic 718 is reflected in the table above. Given the August 1, 2011 effective date of change for the new compensation levels, the directors receiving compensation received the difference between the old and new compensation rate for the effective date of August 1, 2011 through December 31, 2011 in cash only. Additional information concerning the Company’s accounting for its equity awards is included in Note 15 of the Notes to Consolidated Financial Statements in our 2011 Form 10-K.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the 2012 Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including accompanying financial statements and schedules, without charge, by visiting the Company’s website at www.virtus.com or by writing to Investor Relations, at the Company’s principal executive offices: Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 16, 2012. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.envisionreports.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name). To view these materials please have your control number available that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Appendix A

Schedule of Non-GAAP Information

(Dollars in thousands)

The company reports its financial results on a Generally Accepted Accounting Principles (GAAP) basis; however management believes that evaluating the company’s ongoing operating results may be enhanced if investors have additional non-GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and considers them only to be additional metrics for both management and investors to consider the company’s financial performance over time, as noted in the footnotes below. Management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

Reconciliation of Revenues, Operating Expenses and Operating Income on a GAAP Basis to Revenues, Operating Expenses and Operating Income, as Adjusted

	Twelve Months Ended
	Dec 31, 2011	Dec 31, 2010
Revenues, GAAP basis	$204,652	$144,556
Less:
Distribution and administration expenses	50,563	33,205
Newfleet transition related subadvisory fees (1)	(1,057)	—

Revenues, as adjusted (2)	$155,146	$111,351

Operating Expenses, GAAP basis	$190,749	$135,285
Less:
Distribution and administration expenses	50,563	33,205
Depreciation and amortization	5,865	6,929
Stock-based compensation	4,926	3,894
Restructuring and severance charges	2,008	1,635
Newfleet transition related operating expenses (3)	5,152	—
Closed-end fund launch costs (4)	10,767	—

Operating Expenses, as adjusted (5)	$111,468	$89,622

Operating Income, as adjusted (6)	$43,678	$21,729

Operating margin, GAAP basis	7%	6%
Operating margin, as adjusted (6)	28%	20%

(1)	Reflects 30 days of fees payable under the termination provisions of the subadvisory agreement with a former unaffiliated subadvisor of the Multi-Sector assets. These subadvisory fees ended effective July 2, 2011. The company records its management fees net of fees paid to unaffiliated subadvisors.

(2)	Revenues, as adjusted, is a non-GAAP financial measure calculated by netting distribution and administration expenses from GAAP revenues. Management believes, Revenues, as adjusted, provides useful information to investors because distribution and administration expenses are costs that are generally passed directly through to external parties. For the three months ended September 30, 2011, Virtus incurred $23.3 million of distribution and administration expenses that included $9.6 million of structuring fees related to the closed-end fund launch. For the purposes of calculating Revenues, as adjusted for the three months ended September 30, 2011 and for the twelve months ended December 31, 2011, structuring fees paid to third party distributors for the closed-end fund launch are excluded as they do not have a related revenue offset.

(3)	For the twelve months ended Dec. 31, 2011, Newfleet transition-related operating expenses consist of compensation expenses of $4.8 million and certain legal and professional fees of $0.4 million incurred in conjunction with the addition of the Newfleet Multi-Sector team. Compensation expenses include $0.7 million of stock-based compensation.

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(4)	Closed-end fund launch costs are comprised of structuring fees of $9.6 million payable to underwriters and sales-based incentive compensation of $1.2 million.

(5)	Operating expenses, as adjusted, is a non-GAAP financial measure that management believes provides investors with additional information because of the nature of the specific excluded operating expenses. Specifically, management adds back amortization attributable to acquisition-related intangible assets as this may be useful to an investor to consider our operating results with the results of other asset management firms that have not engaged in significant acquisitions. In addition, we add back restructuring and severance charges as we believe that operating expenses exclusive of these costs will aid comparability of the information to prior reporting periods. We believe that because of the variety of equity awards used by companies and the varying methodologies for determining stock-based compensation expense, excluding stock-based compensation enhances the ability of management and investors to compare financial results over periods. Distribution and administrative expenses are excluded for the reason set forth above.

(6)	Operating income, as adjusted, and operating margin, as adjusted, are calculated using the basis of revenues, as adjusted, and operating expenses, as adjusted, as described above.

We define “organic growth rate” as our annualized net sales divided by beginning long-term open-end mutual fund assets under management.

The above measures should not be considered as substitutes for any measures derived in accordance with GAAP and may not be comparable to similarly titled measures of other companies. Exclusion of items in our non-GAAP presentation should not be considered as an inference that these items are unusual, infrequent or non-recurring.

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Appendix B

Additional Information Regarding Investment Performance Ratings

For the period ending December 31, 2011, 83%, 84% and 87% of assets eligible for Morningstar rating had 5 or 4 star load waived ratings for the 3, 5, 10 years, respectively, based on risk adjusted returns, of a total of 30, 28, and 22 funds, respectively. Had sales load been included, results would be lower. For each fund with at least a three-year history, Morningstar calculates a Morningstar RatingTM based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effect of sales charges, loads, and redemption fees), placing more emphasis on downward variation and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. The Overall Morningstar RatingTM for a fund is derived from a weighted average of performance figures associated with its three-, five- and ten- year (if applicable) Morningstar Rating metrics. Ratings are for Class A shares as shown only; other share classes bear different fees and expenses, which affect performance. Load-waived star ratings do not include any front-end sales load and are intended for those investors who have access to such terms (e.g., for plan participants of a defined contribution plan).

For the period ending 12/31/11, Lipper performance on an asset weighted basis is calculated by taking all funds and assigning the assets under management (“AUM”) in each respective fund to a percentile bucket based on each fund’s respective Lipper rankings. Lipper, a wholly owned subsidiary of Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads. Funds not ranked by Lipper are not included in the analysis. If sales loads were reflected, the rankings shown would be lower. If an expense waiver was in effect, it may have had a material effect on the total return or yield for the period. Lipper data does not constitute investment advice or an offer to sell or the solicitation of an offer to buy any security.

Barron’s Fund Family Ranking: 58 fund families ranked that met the methodology criteria for the one-year period ended 12/31/11. Methodology for Barron’s/ Lipper Best Fund Family Ranking: To qualify for the Lipper/Barron’s Fund Survey, a group must have at least three funds in Lipper’s general U.S.-stock category, as well as one in world equity, which combines global and international funds. We also require at least one mixed-equity fund, which holds stocks and bonds. Fund shops also must have at least two taxable-bond funds and one-tax-exempt offering. Each fund’s returns are adjusted for 12b-1 fees, which are used for marketing and distribution expenses. The funds usually add these fees back into returns. Our aim is to measure the manager’s skill. Fund loads, or sales charges, aren’t included in the calculation of returns, either. Each fund’s return is measured against those of all funds in its Lipper category. That leads to a percentile ranking, with 100 the highest and 1 the lowest, which is then weighted by asset size, relative to the fund family’s other assets in its general classification. If a family’s biggest funds do well, that boosts its overall ranking. Poor performance in a big fund obviously has a big effect on the ranking. Finally, the score is multiplied by the weighting of its general classification, as determined by the entire Lipper universe of funds. The category weightings for the one-year results: general equity, 38.04%; world equity, 12.77%; mixed equity, 17.36%; taxable bonds, 27.43% and tax-exempt bonds, 4.40%. The scoring: Say a company has a fund in the general U.S. equity category that has $50 million in assets and that it accounts for half of the company’s assets in that category. Its ranking is the 75th percentile. The first calculation would be 75 X 0.50, which comes to 37.5. That score is then multiplied by 38.04, general equity’s overall weighting in Lipper’s universe. So it would be 37.5 X 0.3804, which totals 14.265. Similar calculations are done for each fund in our study. Then, all the numbers are added up for a total score. The fund shop with the highest score wins, both for every category and overall. The same process is repeated for the five- and 10-year rankings based on their weightings.

Any projections, forecasts, or estimates contained in this interview are based on a variety of estimates and assumptions. There can be no assurance that the estimates or assumptions made will prove accurate, and actual

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results may differ materially. The inclusion of projections or forecasts should not be regarded as an indication that the portfolio manager considers the projections or forecasts to be reliable predictors of future events, and they should not be relied upon as such. The information and methodology described in this interview should not be construed as a recommendation to purchase or sell securities.

Performance data quoted represents past results. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown. Investment return and principal value will fluctuate so your shares, when redeemed, may be worth more or less than their original cost. Please visit Virtus.com for performance data current to the most recent month-end. Please carefully consider the Fund’s investment objectives, risks, charges and expenses before investing. For this and other information about any Virtus mutual fund, call 1-800-243-4361 or visit Virtus.com for a prospectus. Read it carefully before you invest or send money. Distributed by VP Distributors, LLC, member FINRA and subsidiary of Virtus Investment Partners, Inc.

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Appendix C

Companies in the Composite of Other Publicly Traded Asset Management Companies

Affiliated Managers Group, Inc.; AllianceBernstein Holding L.P.; BlackRock, Inc.; Calamos Asset Management, Inc.; Cohen & Steers, Inc.; Diamond Hill Investment Group, Inc.; Eaton Vance Corp.; Epoch Holding Corp.; Federated Investors, Inc.; Franklin Resources, Inc.; GAMCO Investors, Inc.; Invesco Ltd.; Janus Capital Group, Inc.; Legg Mason, Inc.; Pzena Investment Management, Inc.; T. Rowe Price Group, Inc.; U.S. Global Investors, Inc.; Waddell & Reed Financial, Inc.; and Westwood Holdings Group, Inc.

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IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., Eastern Time, on May 15, 2012.

Vote by Internet

• Go to www.envisionreports.com/vrts

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

Follow the instructions provided by the recorded message

X

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

For Withhold

01 - Diane M. Coffey

For Withhold

02 - Timothy A. Holt

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Virtus Investment Partners, Inc.

Hilton Hartford Hotel

315 Trumbull Street

Hartford, Connecticut 06103

This Proxy is solicited on behalf of the Board of Directors of Virtus Investment Partners, Inc.

The undersigned, revoking any previous proxies relating to these shares, hereby appoints Michael A. Angerthal, Mark S. Flynn and Mardelle W. Peña, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, all the shares of Virtus Investment Partners Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Annual Meeting of Stockholders of the company to be held May 16, 2012 at 10:30 a.m. Eastern Time at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the nominees for director listed under proposal 1 and FOR proposal 2. If any other matters are voted on at the meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401(k) Plan must be received by the trustee by no later than 11:59 PM, Eastern Time, on Monday, May 14, 2012.

(Continued and to be signed on reverse side.)